Form 10-K, Exhibit 13
period 1993-12-31
FOOTHILL GROUP INC
filed 1994-03-22
CIK 37941

                            THE FOOTHILL GROUP, INC.                EXHIBIT 13.1

                      SELECTED CONSOLIDATED FINANCIAL DATA

                       FIVE YEARS ENDED DECEMBER 31, 1993

                                                                     YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------------------------------------------
                                      1993                1992                1991                1990                1989
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA*:
  Interest income..............  $ 57,536   11.4%    $ 49,915   11.5%    $ 52,080   12.3%    $ 61,170   14.3%    $ 63,212   14.9%
  Interest expense.............    21,064    4.2%      24,268    5.6%      34,511    8.2%      39,046    9.2%      41,571    9.8%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Interest margin..............    36,472    7.2%      25,647    5.9%      17,569    4.1%      22,124    5.1%      21,641    5.1%
  Fees and other income........    27,288    5.4%      16,820    3.9%      12,585    3.0%       5,247    1.2%       9,309    2.2%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Total margin.................    63,760   12.6%      42,467    9.8%      30,154    7.1%      27,371    6.3%      30,950    7.3%
  Gain (loss) on investments,
    net........................     5,257    1.0%       3,373    0.8%       1,022    0.2%      (7,958)  (1.9)%        489    0.1%
  Provision for credit
    losses.....................    12,794    2.5%       8,671    2.0%       7,298    1.7%       3,443    0.8%       3,681    0.9%
  General and administrative
    expenses...................    20,322    4.0%      16,414    3.8%      13,727    3.3%      12,583    2.9%      12,824    3.0%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Income from continuing
    operations before income
    taxes......................    35,901    7.1%      20,755    4.8%      10,151    2.3%       3,387    0.7%      14,934    3.5%
  Provision for income taxes
    from continuing
    operations.................    15,078    3.0%       8,621    2.0%       4,467    1.1%         437    0.1%       6,553    1.5%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Income from continuing
    operations.................    20,823    4.1%      12,134    2.8%       5,684    1.2%       2,950    0.6%       8,381    2.0%
  Income (loss) from
    discontinued operations....    (1,579)  (0.3)%        563    0.1%         374    0.1%      (5,238)  (1.2)%      2,313    0.5%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Income (loss) before
    extraordinary items........    19,244    3.8%      12,697    2.9%       6,058    1.3%      (2,288)  (0.6)%     10,694    2.5%
Extraordinary items............      (561)  (0.1)%       (552)  (0.1)%        213    0.1%         563    0.1%          --     --
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Net income (loss)............  $ 18,683    3.7%    $ 12,145    2.8%    $  6,271    1.4%    $ (1,725)  (0.5)%   $ 10,694    2.5%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
PER SHARE DATA (SHARES IN
  THOUSANDS):
  Fully diluted earnings from
    continuing operations......  $   1.20            $   0.81            $   0.52            $   0.30            $   0.77
  Income (loss) from
    discontinued operations....     (0.09)               0.04                0.03               (0.54)               0.19
  Extraordinary items..........     (0.03)              (0.03)               0.02                0.06                  --
                                 --------            --------            --------            --------            --------
  Earnings (loss) per common
    share......................  $   1.08            $   0.82            $   0.57            $  (0.18)           $   0.96
                                 --------            --------            --------            --------            --------
                                 --------            --------            --------            --------            --------
  Number of shares used in
    computing per share
    amount.....................    17,363              15,650              12,400               9,690              11,961
                                 --------            --------            --------            --------            --------
                                 --------            --------            --------            --------            --------
  Declared cash dividends per
    common share...............  $   0.14            $     --            $     --            $    .21            $    .28
                                 --------            --------            --------            --------            --------
                                 --------            --------            --------            --------            --------
SELECTED BALANCE SHEET DATA:
  Total assets.................  $606,507            $474,383            $440,877            $450,944            $458,385
  Average assets**.............   520,105             448,941             435,492             441,092             441,845
  Average assets of continuing
    operations**...............   504,022             433,158             421,734             426,651             425,240
  Average stockholders'
    equity.....................   137,448             103,823              68,765              66,216              63,512
  Average stockholders' equity
    in continuing operations...   121,365              88,040              55,007              51,775              46,907
  Finance receivables..........   514,518             394,895             390,314             412,681             392,976
  Average finance
    receivables**..............   480,353             413,067             403,856             404,362             396,818
                                 --------            --------            --------            --------            --------
                                 --------            --------            --------            --------            --------
Sources of funds employed:
  Commercial paper and bank
    borrowings.................  $148,283            $ 64,915            $150,686            $166,358            $242,324
  Senior notes.................   237,404             216,560             143,995             131,602              53,960
  Subordinated notes and
    debentures.................    53,725              48,940              64,142              81,919              87,977
  Stockholders' equity.........   152,147             129,012              74,505              63,298              67,061
                                 --------            --------            --------            --------            --------
  Total funds employed.........  $591,559            $459,427            $433,328            $443,177            $451,322
                                 --------            --------            --------            --------            --------
                                 --------            --------            --------            --------            --------

- ---------------

 *Percentages are percent of average assets of continuing operations.

**Average assets and finance receivables are a monthly average.

                         FOOTHILL CAPITAL CORPORATION

                            SELECTED FINANCIAL DATA

                       FIVE YEARS ENDED DECEMBER 31, 1993

                                                                     YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------------------------------------------
                                      1993                1992                1991                1990                1989
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                                                     (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA*:
  Interest income..............  $ 56,636   11.4%    $ 49,543   11.5%    $ 51,760   12.4%    $ 56,466   13.9%    $ 56,175   14.3%
  Interest expense.............    22,218    4.5%      23,113    5.3%      29,805    7.2%      33,143    8.2%      34,021    8.6%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Interest margin..............    34,418    6.9%      26,430    6.2%      21,955    5.2%      23,323    5.7%      22,154    5.7%
  Fees and other income........    20,916    4.2%      13,485    3.1%       8,249    2.0%       3,697    0.9%       6,850    1.7%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Total margin.................    55,334   11.1%      39,915    9.3%      30,204    7.2%      27,020    6.6%      29,004    7.4%
  Provision for credit
    losses.....................    12,254    2.5%       8,641    2.0%       6,377    1.5%       3,774    0.9%       2,710    0.7%
  General and administrative
    expenses...................    16,987    3.4%      14,967    3.5%      13,334    3.2%      12,461    3.1%      12,261    3.1%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Income before income taxes
    and extraordinary item.....    26,093    5.2%      16,307    3.8%      10,493    2.5%      10,785    2.6%      14,033    3.6%
  Provision for income taxes...    10,959    2.2%       6,849    1.6%       4,302    1.0%       4,314    1.1%       5,613    1.4%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Income before extraordinary
    item.......................    15,134    3.0%       9,458    2.2%       6,191    1.5%       6,471    1.5%       8,420    2.2%
  Extraordinary item...........      (561)  (0.1)%         --     --           --     --           --     --           --     --
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
  Net income...................  $ 14,573    2.9%    $  9,458    2.2%    $  6,191    1.5%    $  6,471    1.5%    $  8,420    2.2%
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
                                 --------   ----     --------   ----     --------   ----     --------   ----     --------   ----
SELECTED BALANCE SHEET DATA:
  Total assets.................  $572,630            $437,867            $408,713            $416,584            $394,545
  Average assets**.............   495,501             431,120             417,332             405,310             393,795
  Finance receivables..........   506,673             393,530             389,521             407,134             386,225
  Average finance
    receivables**..............   476,382             412,203             401,858             397,232             390,723
                                 --------            --------            --------            --------            --------
                                 --------            --------            --------            --------            --------
Sources of funds employed:
  Commercial paper.............  $148,283            $ 64,915            $ 10,886            $  4,058            $242,324
  Senior notes.................   233,817             216,560             260,113             278,942              27,125
  Subordinated notes and
    debentures.................    64,225              62,190              58,420              54,850              48,500
  Stockholder's equity.........   114,133              83,127              73,669              70,498              69,045
                                 --------            --------            --------            --------            --------
  Total funds employed.........  $560,458            $426,792            $403,088            $408,348            $386,994
                                 --------            --------            --------            --------            --------
                                 --------            --------            --------            --------            --------
OTHER SELECTED DATA:
  Nonperforming finance
    receivables and repossessed
    assets***..................  $ 16,296            $ 22,057            $ 20,890            $ 17,957            $ 16,795
  Allowance for credit
    losses.....................  $ 13,857            $ 10,527            $  8,047            $  8,475            $  8,225
  Actual writeoffs during the
    year.......................  $  8,924            $  6,161            $  6,805            $  3,524            $  2,459
  Number of employees..........       108                 100                 101                  98                 100

- ---------------

  * Percentages are percent of average assets.

 ** Average assets and finance receivables are a monthly average.

*** Includes repossessed assets and loans that have contractual installments more than sixty days past due.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Business -- Subsidiaries, Offices and Receivables Outstanding

    The Foothill Group, Inc. ("Foothill" or "Parent Company") is a specialized financial services company which operates two tightly linked businesses: commercial lending and money management. Foothill Capital Corporation ("Foothill Capital"), Foothill's wholly owned subsidiary, provides asset-based financing to businesses throughout the United States. Foothill also engages in money management through the operation of four institutional limited partnerships. Unless the context otherwise indicates, the "Company" refers to Foothill and its subsidiary. The areas of commercial finance in which the Company principally engages include accounts receivable and term lending. The Company's loans are secured by accounts receivable, inventory, real estate and/or personal property, equipment and other assets. Such lending can involve a higher degree of credit risk than unsecured commercial loans. The Company attempts to offset this risk by lending on a collateralized basis.

    Foothill's money management activities include limited partnerships (The Foothill Fund, Foothill Recovery Fund, Foothill Partners, L.P. and Foothill Partners II, L.P.) in which Foothill is a general partner. These partnerships invest in loans or securities of companies in financial difficulty or in reorganization. At December 31, 1993, capital subscriptions of the partnerships were $598 million. The Foothill Fund and Foothill Recovery Fund have total capital subscriptions of $77 million and expect to cease operations and be fully liquidated by December 31, 1994.

    Foothill Capital operates out of one office in Los Angeles, California and also maintains a satellite office in the Boston area for use by its field examiners.

    Effective December 23, 1993, Foothill completed the spin-off of its Foothill Thrift and Loan subsidiary to Foothill shareholders. All previously reported financial results of Foothill Thrift and Loan, through the record date for the spin-off, are classified as discontinued operations. Revenues of Foothill Thrift and Loan totaled $21,658,000, $23,131,000 and $25,067,000 for the years ended
December 31, 1993, 1992 and 1991, respectively.

    Finance receivables outstanding by company were as follows for the past three years:

                                            DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                                1993                 1992                 1991
                                          ----------------     ----------------     ----------------
                                                     % OF                 % OF                 % OF
                                           AMOUNT    TOTAL      AMOUNT    TOTAL      AMOUNT    TOTAL
                                          --------   -----     --------   -----     --------   -----
                                                            (DOLLARS IN THOUSANDS)
Foothill Capital........................  $506,673    98.5%    $393,530    99.7%    $389,521    99.8%
Parent Company..........................     7,845     1.5%       1,365     0.3%         793     0.2%
                                          --------   -----     --------   -----     --------   -----
          Total finance receivables.....  $514,518   100.0%    $394,895   100.0%    $390,314   100.0%
                                          --------   -----     --------   -----     --------   -----
                                          --------   -----     --------   -----     --------   -----

ANALYSIS OF AMOUNTS DUE THE COMPANY BY CATEGORIES

    The following table shows the net amounts due the Company (before the allowance for credit losses) in the various financing categories and the percentages of the total represented by each category:

                                            DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                                1993                 1992                 1991
                                          ----------------     ----------------     ----------------
                                                     % OF                 % OF                 % OF
                                           AMOUNT    TOTAL      AMOUNT    TOTAL      AMOUNT    TOTAL
                                          --------   -----     --------   -----     --------   -----
                                                            (DOLLARS IN THOUSANDS)
Accounts receivable loans:
  Foothill Capital......................  $319,792    62.1%    $186,422    47.3%    $170,512    43.7%
  Parent Company........................     6,581     1.3%          --      --           12      --
                                          --------   -----     --------   -----     --------   -----
          Total accounts receivable
            loans.......................   326,373    63.4%     186,422    47.3%     170,524    43.7%
                                          --------   -----     --------   -----     --------   -----
Term loans:
  Foothill Capital......................   186,881    36.3%     207,108    52.4%     219,009    56.1%
  Parent Company........................     1,264     0.3%       1,365     0.3%         781     0.2%
                                          --------   -----     --------   -----     --------   -----
     Total term loans...................   188,145    36.6%     208,473    52.7%     219,790    56.3%
                                          --------   -----     --------   -----     --------   -----
          Total loans...................  $514,518   100.0%    $394,895   100.0%    $390,314   100.0%
                                          --------   -----     --------   -----     --------   -----
                                          --------   -----     --------   -----     --------   -----

    As shown in the previous table, accounts receivable loans outstanding increased $139,951,000 from $186,422,000 at December 31, 1992 to $326,373,000 at
December 31, 1993. Accounts receivable loans fluctuate on a daily basis and continue to be a principal area of emphasis in Foothill Capital's lending operations. Term loans decreased $20,328,000 from $208,473,000 at December 31, 1992 to $188,145,000 at December 31, 1993. The overall increase in outstandings was primarily the result of new business at Foothill Capital offset by loan repayments.

RESULTS OF OPERATIONS

  Year ended December 31, 1993 compared to year ended December 31, 1992:

    The Company recorded net income of $18,683,000 and $12,145,000 for the years ended December 31, 1993 and 1992, respectively. Fully diluted earnings per share were $1.08 and $.82 for the years ended December 31, 1993 and 1992, respectively.

    The increase in net income was due primarily to (a) a significant increase in interest margin, (b) a higher level of fees and other income, and (c) an increase in gains on investments, offset by a loss on discontinued operations, increases in general and administrative expenses, the provision for credit losses and the provision for income taxes.

  Year ended December 31, 1992 compared to year ended December 31, 1991:

    The Company recorded net income of $12,145,000 and $6,271,000 for the years ended December 31, 1992 and 1991, respectively. Fully diluted earnings per share were $.82 and $.57 for the years ended December 31, 1992 and 1991, respectively.

    The increase in net income was due primarily to (a) a significant increase in interest margin, (b) a higher level of fees and other income, and (c) a substantial increase in gains on investments, offset by increases in general and administrative expenses, the provision for credit losses and the provision for income taxes.

GAIN (LOSS) ON INVESTMENTS

    For the year ended December 31, 1993, the Company recorded a net gain on investments of $5,257,000. For the years ended December 31, 1992 and 1991, the Company recorded a net gain on investments of $3,373,000 and $1,022,000, respectively. The gains on investments in 1993 and 1992 were primarily due to earnings recognized by the Company from its investments in the limited partnerships it manages. See additional information in "Investments".

ANALYSIS OF INTEREST MARGIN

    Interest margin is the difference between interest income and interest expense. See "Selected Consolidated Financial Data." The Company does not currently record income on certain assets including a portion of discounted finance receivables due from borrowers in reorganization (see Note 1 of Notes to Consolidated Financial Statements), nonperforming finance receivables, repossessed assets, and nonperforming investments, but does incur holding costs (primarily interest expense), which adversely affect margin. Interest margin is also impacted by a number of other factors including loan pricing, the Company's liability structure and its ability to match interest sensitive assets and liabilities.

  Year ended December 31, 1993 compared to year ended December 31, 1992:

    Interest margin increased to $36,472,000 in 1993 from $25,647,000 in 1992 and increased as a percent of average assets to 7.2% in 1993 from 5.9% in 1992. The increase resulted from a decreased cost of funds at Foothill due to the elimination of its senior and subordinated debt in late 1992, a significant reduction in cost of funds at Foothill Capital due to an increase in outstanding commercial paper and the effect of swap agreements. Specifically, at Foothill Capital, interest margin increased from 6.2% in 1992 to 6.9% in 1993.

  Year ended December 31, 1992 compared to year ended December 31, 1991:

    Interest margin increased to $25,647,000 in 1992 from $17,569,000 in 1991 and increased as a percent of average assets to 5.9% in 1992 from 4.1% in 1991. The increase resulted from (a) a significant increase in the yields over the prime rate on earning finance receivables, (b) a decreased cost of funds at Foothill due to the elimination of its senior and subordinated debt, and (c) a significant reduction in cost of funds at Foothill Capital due to an increase in outstanding commercial paper and the effect of swap agreements, offset by a higher average level of nonperforming finance receivables at Foothill Capital. Specifically, at Foothill Capital, interest margin increased from 5.2% in 1991 to 6.2% in 1992.

    Yearly margin comparisons are affected by, among other things, differences in the amount of interest-free funds obtained by the Company (for example, equity). The following table illustrates the source of funds employed between interest-bearing borrowings and interest-free funds for the past three years.

                                                                  YEAR ENDED
                                          ----------------------------------------------------------
                                            DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                                1993                 1992                 1991
                                          ----------------     ----------------     ----------------
                                                     % OF                 % OF                 % OF
                                           AMOUNT    TOTAL      AMOUNT    TOTAL      AMOUNT    TOTAL
                                          --------   -----     --------   -----     --------   -----
                                                            (DOLLARS IN THOUSANDS)
Average interest-bearing borrowings.....  $367,657    70.7%    $336,118    74.9%    $359,178    82.5%
Average interest-free funds.............   152,448    29.3%     112,823    25.1%      76,314    17.5%
                                          --------   -----     --------   -----     --------   -----
          Total.........................  $520,105   100.0%    $448,941   100.0%    $435,492   100.0%
                                          --------   -----     --------   -----     --------   -----
                                          --------   -----     --------   -----     --------   -----

FEES AND OTHER INCOME

    Fees and other income consist primarily of income from gains on sales and exchanges of finance receivables, fees related to the Company's accounts receivable and term lending, and fees from asset management activities.

  Year ended December 31, 1993 compared to year ended December 31, 1992:

    For the years ended December 31, 1993 and 1992, the Company recorded fees and other income of $27,288,000 and $16,820,000, respectively. The increase in 1993 was due primarily to a significant increase in net gains resulting from sales and exchanges of finance receivables at Foothill Capital, an increase in the level of fees related to finance receivables, and a significant increase in asset management fees at Foothill.

  Year ended December 31, 1992 compared to year ended December 31, 1991:

    For the years ended December 31, 1992 and 1991, the Company recorded fees and other income of $16,820,000 and $12,585,000, respectively. The increase in 1992 was due primarily to a significant increase in net gains resulting from sales and exchanges of finance receivables at Foothill Capital and an increase in the level of fees related to finance receivables, offset by slight decreases in asset management fees at Foothill.

    The following table illustrates the composition of fees and other income for the periods indicated:

                                                                          YEAR ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                       1993        1992        1991
                                                                      -------     -------     -------
                                                                           (DOLLARS IN THOUSANDS)
    Gains from sales and exchanges of finance receivables...........  $13,493     $ 8,523     $ 3,650
    Fees related to finance receivables.............................    7,179       4,952       4,609
    Asset management fees, net......................................    6,025       2,979       3,255
    Other income....................................................      591         366       1,071
                                                                      -------     -------     -------
        Total fees and other income.................................  $27,288     $16,820     $12,585
                                                                      -------     -------     -------
                                                                      -------     -------     -------

INTEREST RATE FLUCTUATIONS

    The Company attempts to minimize the effect of fluctuating interest rates by approximately matching interest sensitive assets and liabilities. The following table illustrates interest sensitive assets and liabilities at the dates indicated:

                                                                              DECEMBER 31,
                                                                   ----------------------------------
                                                                     1993         1992         1991
                                                                   --------     --------     --------
                                                                         (DOLLARS IN THOUSANDS)
    Assets interest sensitive or maturing within 90 days.........  $517,584     $348,755     $312,486
    Liabilities interest sensitive or maturing within 90 days....   446,871      322,415      253,539
                                                                   --------     --------     --------
    Excess interest sensitive assets.............................  $ 70,713     $ 26,340     $ 58,947
                                                                   --------     --------     --------
                                                                   --------     --------     --------

    The Company monitors the relationship of interest sensitive assets and liabilities in an attempt to minimize interest rate risk. The Company can also "match" interest sensitive assets and liabilities through its balance between lending to customers on a variable or fixed rate basis. During the last several years at Foothill Capital, a number of fixed rate finance receivables and investments were liquidated and replaced with interest sensitive assets. Since 1990, medium and long-term fixed rate indebtedness raised by Foothill Capital has been converted into variable rate indebtedness through the use of interest rate swaps which extend through the year 2000 and which total $285,000,000 at December 31, 1993.

WRITEOFFS AND ALLOWANCE FOR CREDIT LOSSES

    The Company maintains an allowance for possible losses at a level it considers adequate to cover future potential losses on finance receivables. The amount of the allowance is based on management's evaluation of numerous factors, including historical loss experience and adequacy of collateral. The level of the allowance is affected by the provision for losses charged to expense, writeoffs and recoveries of amounts previously written off.

                                                                          DECEMBER 31,
                                                               ----------------------------------
                                                                 1993         1992         1991
                                                               --------     --------     --------
                                                                     (DOLLARS IN THOUSANDS)
        Finance receivables plus repossessed assets..........  $514,518     $396,677     $397,534
        Allowance for credit losses..........................    14,057       10,527        8,047
        Percent of such allowance to finance receivables plus
          repossessed assets.................................      2.73%        2.65%        2.02%
        Actual writeoffs during the year, net of
          recoveries.........................................     9,264        6,191        7,876
        Provision for credit losses charged to income during
          the year...........................................    12,794        8,671        7,298
        Percent of provision for credit losses to net
          writeoffs during the year..........................       138%         140%          93%
        Percent of net writeoffs to finance receivables plus
          repossessed assets.................................      1.80%        1.56%        1.98%

    The provision for credit losses increased from $8,671,000 at December 31, 1992 to $12,794,000 at December 31, 1993 due to an increase in the general allowance for credit losses, as a percent of finance receivables plus repossessed assets, from 2.65% to 2.73% at December 31, 1992 and 1993, respectively, and due to an increase in actual writeoffs at Foothill Capital.

NONPERFORMING FINANCE RECEIVABLES AND REPOSSESSED ASSETS

    The following table contains information concerning delinquencies on loans under which installments are more than sixty days past due, loans which are contractually in default, other than discounted finance receivables, and for which legal proceedings have been initiated to repossess or liquidate the underlying collateral, and repossessed assets, all of which are classified as nonperforming assets. Nonperforming assets have a significant negative effect on interest margin and general and administrative expense since the Company does not recognize income on these accounts but does incur holding costs (primarily interest expense). As the following table illustrates, the Company's nonperforming assets as a percent of finance receivables plus repossessed assets decreased from 5.75% at December 31, 1992 to 3.17% at December 31, 1993.

                                                                DECEMBER 31,
                                                     ----------------------------------
                                                       1993         1992         1991
                                                     --------     --------     --------
                                                           (DOLLARS IN THOUSANDS)
        Finance receivables plus repossessed
          assets...................................  $514,518     $396,677     $397,534
        Loans more than 60 days past due...........    16,296       21,026       14,453
        Percent of above to finance receivables
          plus repossessed assets..................      3.17%        5.30%        3.64%
        Repossessed assets, net....................        --        1,782        7,219
        Percent of above to finance receivables
          plus repossessed assets..................        --         0.45%        1.82%
                                                     --------     --------     --------
        Total nonperforming assets.................  $ 16,296     $ 22,808     $ 21,672
                                                     --------     --------     --------
                                                     --------     --------     --------
        Percent of above to finance receivables
          plus repossessed assets..................      3.17%        5.75%        5.45%
                                                     --------     --------     --------
                                                     --------     --------     --------

    As shown in the preceding table, nonperforming assets have decreased in both dollars and as a percentage of finance receivables plus repossessed assets in 1993. Historically, such percentage of nonperforming assets has generally ranged between 3% and 6% of finance receivables plus repossessed assets and has fluctuated within this range from quarter to quarter. The decrease in total nonperforming assets as of December 31, 1993 occurred primarily at Foothill Capital. The Company's finance receivable portfolio is well diversified within various industries, however, no assurances can be given that nonperforming assets will not increase above the historical 3% to 6% range. Material increases in nonperforming assets would have a significant negative effect on the Company's interest margin and could also negatively impact the Company's writeoff levels. See "Analysis of Interest Margin" and "Writeoffs and Allowance for Credit Losses."

    Loans more than 60 days past due can vary based on borrowers' timeliness in servicing their obligations. Foreclosure proceedings can commence at anytime, but generally commence when no contractual payment has been made within the past 91 days or more. Repossession occurs when the Company has taken physical possession and title to the chattel or other property.

    Repossessed assets and other nonperforming loans have been written down to the lower of cost or fair value less selling costs. These values are based on management's evaluation of numerous factors, including estimated holding costs and periods prior to ultimate disposition, appraisals, sales of comparable assets and estimated market conditions at projected disposal dates.

GENERAL AND ADMINISTRATIVE EXPENSE

    The following table sets forth major items of general and administrative expense for the periods indicated:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1993        1992        1991
                                                            -------     -------     -------
                                                                (DOLLARS IN THOUSANDS)
    Employee related......................................  $14,796     $11,393     $ 9,299
    Occupancy and office..................................    1,908       1,589       1,400
    Professional services.................................      497         511         527
    Data processing and communications....................      783         740         536
    Credit and collection.................................    1,041       1,040       1,157
    Advertising...........................................      411         324         150
    Insurance and bond premiums...........................      371         342         328
    Other.................................................      515         475         330
                                                            -------     -------     -------
              Total general and administrative expense....  $20,322     $16,414     $13,727
                                                            -------     -------     -------
                                                            -------     -------     -------

  Year ended December 31, 1993 compared to year ended December 31, 1992:

    As a percent of average assets of continuing operations, general and administrative expense increased from 3.8% to 4.0% for the years ended December 31, 1992 and 1993, respectively. In dollars, general and administrative expense increased from $16,414,000 in 1992 to $20,322,000 in 1993. Foothill Capital had an increase in general and administrative expenses of $2,020,000 for the year ended December 31, 1993 compared to the year ended December 31, 1992. The increase in 1993 was primarily due to increases in employee compensation levels and related expenses and an increase in occupancy expense due to the lease of additional office space.

  Year ended December 31, 1992 compared to year ended December 31, 1991:

    As a percent of average assets of continuing operations, general and administrative expense increased from 3.3% to 3.8% for the years ended December 31, 1991 and 1992, respectively. In dollars, general and administrative expense increased from $13,727,000 in 1991 to $16,414,000 in 1992. Foothill Capital had an increase in general and administrative expense of $1,633,000 for the year ended December 31, 1992 compared to the year ended December 31, 1991. The increase in 1992 was primarily due to increases in employee compensation levels.

PROVISION FOR INCOME TAXES

    The 1993, 1992, and 1991 provision for income taxes was 42%, 41%, and 43%, respectively, which is based on combined state and federal statutory tax rates.

    Effective January 1, 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured using the tax rate in effect in the year the difference originated. As permitted by Statement No. 109, the Company has elected not to restate the financial statements of any prior years. The effect of the change on income at January 1, 1993 and for the year ended December 31, 1993 was not significant.

EXTRAORDINARY ITEMS

    The extraordinary item in 1993 was due to the prepayment of approximately $29,000,000 of 9.4% senior and 10.15% subordinated debt at Foothill Capital, which was replaced with lower coupon debt. The nonrecurring extraordinary charge resulted from prepayment penalties combined with the elimination of unamortized deferred costs on the prepaid debt. The extraordinary item in 1993 is presented net of provision for income taxes of $406,000. The extraordinary items in 1992 were due to the retirement of $9,229,000 face value of the Company's 14% senior notes, $5,648,000 face value of the Company's 12.5% debentures and $9,375,000 face value of the Company's variable rate senior term note. These nonrecurring extraordinary charges resulted from the elimination of unamortized deferred costs on the aforementioned debt obligations which were retired in advance of their scheduled maturities. The extraordinary items in 1992 are presented net of provision for income taxes of $383,000. The extraordinary item in 1991 represents a state tax benefit resulting from recognition of a net operating loss carryforward generated in 1990.

CAPITAL RESOURCES

    Growth of the Company's assets is dependent, in part, on its ability to increase capital funds (common and/or preferred stock, retained earnings and subordinated debt). The increase in capital funds in 1993 is due to the issuance of subordinated notes at Foothill Capital, the increase in retained earnings resulting from continued profitability and the increase in equity as a result of adoption of FASB Statement No. 115 (see Note 10 of Notes to Consolidated Financial Statements). During 1993, a number of stock option holders also elected to exercise their stock options, which generated $2,112,000 of capital funds. The increase in capital funds in 1992 is due primarily to the sale of 3,450,000 Class A common shares of the Company which generated net proceeds of $26,677,000. During 1992, a number of stock option holders also elected to exercise their stock options. Exercise of these options generated proceeds of $2,448,000, which increased the capital funds of the Company. Total capital funds were as follows on the dates indicated:

                                                                DECEMBER 31,
                                                     ----------------------------------
                                                       1993         1992         1991
                                                     --------     --------     --------
                                                           (DOLLARS IN THOUSANDS)
        Total capital funds........................  $205,872     $177,952     $138,647
                                                     --------     --------     --------
                                                     --------     --------     --------

    Under the terms of various loan agreements, Foothill Capital cannot exceed certain maximum senior liabilities to capital funds ratios. At December 31, 1993, Foothill Capital was in compliance with loan agreement covenants. Foothill Capital had a ratio of senior liabilities to capital funds of 2.2:1 at December 31, 1993, which was less than the maximum 3.2:1, as defined and allowable under its various loan agreements.

    In addition to borrowing from external sources, Foothill Capital is capitalized by loans and equity investments from Foothill. Repayment of such loans or equity investments is subject to restrictions under the various loan agreements described above. At December 31, 1993, Foothill's aggregate equity investment in Foothill Capital was $114,133,000 and its advances to Foothill Capital were $10,500,000, which was in the form of subordinated debt.

LIQUIDITY

    Liquidity is the ability to meet cash requirements such as payment of maturing debt obligations or availability of loan funds for existing or new customers' borrowing needs. Management monitors liquidity for the Company.

    The primary source of Foothill Capital's short-term funding is commercial paper borrowings, which represented 33% of its total debt outstanding as of December 31, 1993. During 1993, commercial paper borrowings increased by $83,368,000 to $148,283,000 at December 31, 1993, and were used primarily to fund growth in the finance receivable portfolio. Commercial paper borrowings are supported by a committed bank credit facility with 15 banks, which totaled $235,000,000 as of December 31, 1993. As of January 1, 1994, the credit facility was increased to $245,000,000 due to the addition of one bank. The bank credit facility was renewed and extended in the second quarter of 1993 and currently expires on June 30, 1995. As of December 31, 1993, Foothill Capital had $86,717,000 in availability (total amount of credit facilities minus outstanding commercial paper and bank borrowings) under its bank credit facility.

    During 1993, Foothill Capital issued $60,000,000 of senior fixed rate notes with maturities ranging from three to seven years and $25,000,000 in senior subordinated notes with a final maturity of ten years to several institutional lenders. Proceeds from this placement were used to prepay approximately $29,000,000 of higher coupon senior and subordinated debt, repay debt maturing during 1993, and fund growth in Foothill Capital's finance receivable portfolio. The prepayment of the higher coupon notes resulted in an extraordinary after tax charge of $561,000 in the fourth quarter of 1993. This charge will be offset by interest savings in future years. Foothill Capital also issued $10,000,000 in floating rate notes with maturities of one year to two bank lenders in 1993. During 1992, Foothill Capital issued $100,000,000 of senior notes with maturities from three to seven years and $10,000,000 of subordinated notes with final maturities of ten years. During the past four years, Foothill Capital has reduced its overall reliance on short-term sources of financing.

    Foothill Capital's total capitalization of $560,458,000 at December 31, 1993 consisted of stockholder's equity of $114,133,000 and debt of $446,325,000. Foothill Capital's debt-to-equity ratio at December 31, 1993 was 3.91 to 1 compared to 4.13 to 1 at December 31, 1992. Included in the debt of Foothill Capital at December 31, 1993 was $10,500,000 of junior subordinated notes payable to Foothill. Foothill Capital paid no dividends to Foothill during the past two fiscal years. The repayment of subordinated debt and dividends are limited by the provisions of Foothill Capital's debt agreements with its bank and institutional lenders. Dividends to Foothill are currently limited to 50% of net income and as of December 31, 1993, Foothill Capital could pay $15,326,000 in dividends to Foothill.

    Foothill Capital has numerous interest rate swap agreements with financial institutions with notional amounts aggregating $285,000,000 as of December 31, 1993. The purpose of these agreements is to manage Foothill Capital's exposure to interest rate fluctuations and match the interest sensitivity of its assets and liabilities. At December 31, 1993, after giving effect to the interest rate swap agreements, Foothill Capital's assets sensitive to interest rate changes within the next twelve months exceeded its interest sensitive liabilities by approximately $56,407,000, which represented approximately 10% of its total assets.

    Foothill Capital's commercial paper is rated "D-2" by Duff & Phelps Credit Rating Co. and "F-2" by Fitch Investors Service, Inc. Senior long-term debt is rated "BBB" by Duff & Phelps. The Company's senior debt, senior subordinated debt and junior subordinated debt have investment grade ratings of "2" from the National Association of Insurance Commissioners.

    The Company believes that Foothill Capital's liquidity requirements in the foreseeable future will be satisfied through internally generated funds, together with unused portions of its bank lines of credit and other credit facilities, commercial paper facilities, and term debt issuances.

    The major cash outflows of Foothill have historically consisted of payments of interest and principal on its indebtedness and taxes. However, Foothill eliminated most of its senior indebtedness in 1992 using proceeds of the previously noted common stock offering. Subordinated indebtedness was also eliminated during 1992 as $13,473,000 in 9.5% convertible subordinated debentures were converted to Class A common stock. The balance of the 9.5% debentures totaling $601,000 as well as $4,948,000 in 12.5% subordinated debentures were redeemed in 1992 for cash. In February 1993, the Company's Board of Directors reinstituted its regular quarterly cash dividend and declared $.14 in cash dividends on its Class A Common Stock during the year ended December 31, 1993. In 1993, Foothill's cash requirements consisted primarily of expenditures for general and administrative costs, tax payments, payments of its remaining liabilities, and payment of preferred and common stock dividends. These expenditures are funded largely through management fees and profits earned in its asset management operations as well as by management fees and loan repayments by Foothill Capital. Management believes these potential sources of liquidity should be sufficient to meet its obligations for the foreseeable future.

INFLATION

    The Company attempts to protect itself from the impact of inflation on interest rates by approximately matching interest sensitive assets with interest sensitive liabilities. See "Interest Rate Fluctuations." Over the past several years, inflation has caused moderate increases in general and administrative expenses.

PARTICIPATION IN HIGHLY LEVERAGED TRANSACTIONS

    Since inception, Foothill and its subsidiaries have been in the commercial finance business. This business includes accounts receivable and term lending on a secured basis. Such business has historically involved a higher degree of credit risk than unsecured or partially secured commercial lending.

    Foothill Capital's portfolio of finance receivables includes loans made to highly leveraged borrowers and loans made in conjunction with corporate recapitalizations and bankruptcy reorganizations. Foothill Capital has been involved with transactions of this nature since 1972.

    Foothill Capital has historically extended credit lines up to $100,000,000 by participating portions of these lines with other commercial finance lenders. Under the terms of its various borrowing agreements, Foothill Capital's largest allowable loan (net of participations) at December 31, 1993 was $26,754,000. Foothill Capital's largest loan (net of participations) to any borrower and its affiliates was $13,568,000 and $15,084,000 at December 31, 1993 and 1992,
respectively. Loans in this portfolio are made in industries including manufacturing, health care, real estate and numerous others.

    Since Foothill and its subsidiary have been involved with highly leveraged transactions since inception, it is unlikely that its involvement in transactions of this nature will be curtailed in the foreseeable future.

INVESTMENTS

    The Company had $32,842,000 and $13,992,000 at December 31, 1993 and 1992,
respectively, in its investment portfolio including some investments which are in unrated or less than investment grade corporate securities. This portfolio includes numerous debt and equity security positions as well as partnership investment positions held by the Company. (See Note 1 of Notes to Consolidated Financial Statements.) Some of these investments are in companies undergoing reorganization or restructuring.

    At December 31, 1993, the Company adopted the requirements of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and classified its marketable debt and equity securities as "available for sale." Accordingly, these Securities have been marked-to-market, with the increase in their carrying value, net of income tax, included as a component of stockholder's equity. The estimated market value of this portfolio of securities (net of income taxes in 1993) was $35,095,000 and $24,429,000 at December 31, 1993 and 1992, respectively. Estimated unrealized market appreciation before income taxes as of December 31, 1993 and 1992 was $37,805,000 and $10,437,000,
respectively.

    Foothill is also a general and/or limited partner in four limited partnerships, The Foothill Fund, Foothill Recovery Fund, Foothill Partners, L.P., and Foothill Partners II, L.P. ("the Funds"). The Foothill Fund and Foothill Recovery Fund were established to invest, primarily, in the debt of restructuring and reorganizing companies. Foothill Partners, L.P. and Foothill Partners II, L.P. were established to invest in performing and nonperforming senior bank debt of distressed companies. Foothill's investments in the Funds are accounted for on an equity basis. (See Note 1 of Notes to Consolidated Financial Statements.)

    Investments in unrated or less than investment grade corporate securities have different risks than other investments in corporate securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such corporate securities than with other corporate securities because these securities are generally unsecured and are often subordinated to other creditors of the issuer, and because these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. Current market values of corporate securities are estimated by the Company's management based primarily on public market quotations for the majority of the securities.

                            THE FOOTHILL GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1993             1992
                                                                  ------------     ------------
ASSETS
Cash and cash equivalents.......................................  $ 50,907,000     $ 39,765,000
Finance receivables (Note 2):
  Accounts receivable loans.....................................   326,373,000      186,422,000
  Term loans....................................................   188,145,000      208,473,000
                                                                  ------------     ------------
          Finance receivables...................................   514,518,000      394,895,000
  Allowance for credit losses...................................    14,057,000       10,527,000
                                                                  ------------     ------------
          Finance receivables, net..............................   500,461,000      384,368,000
Net assets of discontinued operations...........................            --       15,830,000
Repossessed assets, net.........................................            --        1,782,000
Equity, debt and partnership investments........................    32,842,000       13,992,000
Deferred income tax assets (Note 6).............................     9,009,000        8,035,000
Deferred fund and debt issuance costs, net......................     9,897,000        7,692,000
Property and equipment, at cost less accumulated depreciation
  and amortization ($1,769,000 in 1993; $1,392,000 in 1992).....     2,269,000        1,552,000
Other assets....................................................     1,122,000        1,367,000
                                                                  ------------     ------------
                                                                  $606,507,000     $474,383,000
                                                                  ------------     ------------
                                                                  ------------     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Commercial paper (Note 3).....................................  $148,283,000     $ 64,915,000
  Senior notes payable (Note 3).................................   237,404,000      216,560,000
  Accounts payable and accrued liabilities......................    14,948,000       14,956,000
  Subordinated notes and debentures (Note 4)....................    53,725,000       48,940,000
                                                                  ------------     ------------
          Total liabilities.....................................   454,360,000      345,371,000
                                                                  ------------     ------------
Lease commitments (Note 7)
Contingencies (Note 8)
Stockholders' equity (Note 5):
  Convertible preferred stock, $1.00 par value, $30.00 per share liquidation preference, 9% cumulative, 100,000 shares
     issued and outstanding.....................................     2,900,000        2,900,000
  Class A common stock, no par value, 16,538,874 shares issued
     and outstanding (16,203,523 at December 31, 1992)..........   101,285,000       99,009,000
  Unrealized gains on securities available for sale.............    19,672,000               --
  Retained earnings.............................................    28,290,000       27,103,000
                                                                  ------------     ------------
          Total stockholders' equity............................   152,147,000      129,012,000
                                                                  ------------     ------------
                                                                  $606,507,000     $474,383,000
                                                                  ------------     ------------
                                                                  ------------     ------------

                            See accompanying notes.

                            THE FOOTHILL GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1993            1992            1991
                                                      -----------     -----------     -----------
Revenues (Note 1):
  Interest income from:
     Finance receivables............................  $57,321,000     $49,594,000     $51,836,000
     Investments....................................      215,000         321,000         244,000
  Fees and other income.............................   27,288,000      16,820,000      12,585,000
  Gain on investments, net..........................    5,257,000       3,373,000       1,022,000
                                                      -----------     -----------     -----------
Total revenues......................................   90,081,000      70,108,000      65,687,000
                                                      -----------     -----------     -----------
Costs and expenses:
  Interest..........................................   21,064,000      24,268,000      34,511,000
  Provision for credit losses.......................   12,794,000        8,671,00       7,298,000
  General and administrative........................   20,322,000      16,414,000      13,727,000
                                                      -----------     -----------     -----------
Total costs and expenses............................   54,180,000      49,353,000      55,536,000
                                                      -----------     -----------     -----------
Income from continuing operations before income
  taxes.............................................   35,901,000      20,755,000      10,151,000
Provision for income taxes (Note 6).................   15,078,000       8,621,000       4,467,000
                                                      -----------     -----------     -----------
Income from continuing operations...................   20,823,000      12,134,000       5,684,000
Income (loss) from discontinued operations..........   (1,579,000)        563,000         374,000
                                                      -----------     -----------     -----------
Income before extraordinary items...................   19,244,000      12,697,000       6,058,000
Extraordinary items (Note 9)........................     (561,000)       (552,000)        213,000
                                                      -----------     -----------     -----------
Net income..........................................  $18,683,000     $12,145,000     $ 6,271,000
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
Earnings per share:
  Primary:
     Income from continuing operations..............  $      1.23     $      0.89     $      0.55
     Income (loss) from discontinued operations.....        (0.09)           0.04            0.04
     Extraordinary items............................        (0.03)          (0.04)           0.02
                                                      -----------     -----------     -----------
     Earnings per common and common equivalent
       share........................................  $      1.11     $      0.89     $      0.61
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
  Fully diluted:
     Income from continuing operations..............  $      1.20     $      0.81     $      0.52
     Income (loss) from discontinued operations.....        (0.09)           0.04            0.03
     Extraordinary items............................        (0.03)          (0.03)           0.02
                                                      -----------     -----------     -----------
     Earnings per common share assuming full
       dilution.....................................  $      1.08     $      0.82     $      0.57
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
Number of shares used in per share computations:
  Primary...........................................   16,683,000      13,730,000      10,106,000
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------
  Fully diluted.....................................   17,363,000      15,650,000      12,400,000
                                                      -----------     -----------     -----------
                                                      -----------     -----------     -----------

                            See accompanying notes.

                            THE FOOTHILL GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                     CONVERTIBLE     CLASS A COMMON STOCK       UNREALIZED GAINS
                                      PREFERRED    -------------------------     ON SECURITIES       RETAINED
                                        STOCK        SHARES        AMOUNT      AVAILABLE FOR SALE    EARNINGS
                                     -----------   ----------   ------------   ------------------  ------------
Balances at December 31, 1990......  $       --     9,693,076   $ 54,196,000      $         --     $  9,102,000
Issuance of stock to 14%
  noteholders, at market...........          --       400,000      1,400,000                --               --
Purchase of stock under employee
  stock purchase plan (Note 5).....          --        35,239        114,000                --               --
Exercise of stock options (Note
  5)...............................          --       136,510        660,000                --               --
Issuance of 100,000 shares of
  convertible preferred stock, net
  (Note 5).........................   2,900,000            --             --                --               --
Dividends on preferred stock.......          --            --             --                --         (138,000)
Net income.........................          --            --             --                --        6,271,000
                                     -----------   ----------   ------------   ------------------  ------------
Balances at December 31, 1991......   2,900,000    10,264,825     56,370,000                --       15,235,000
Issuance of common stock (Note
  5)...............................          --     3,450,000     26,677,000                --               --
Conversion of 9.5% subordinated
  debentures (Note 5)..............          --     1,886,906     13,346,000                --               --
Purchase of stock under employee
  stock purchase plan (Note 5).....          --        33,251        168,000                --               --
Exercise of stock options (Note
  5)...............................          --       568,541      2,448,000                --               --
Dividends on preferred stock.......          --            --             --                --         (277,000)
Net income.........................          --            --             --                --       12,145,000
                                     -----------   ----------   ------------   ------------------  ------------
Balances at December 31, 1992......   2,900,000    16,203,523     99,009,000                --       27,103,000
Purchase of stock under employee
  stock purchase plan (Note 5).....          --        19,460        164,000                --               --
Exercise of stock options (Note
  5)...............................          --       315,891      1,525,000                --               --
Tax benefit from exercise of stock
  options..........................          --            --        587,000                --               --
Dividends on preferred stock.......          --            --             --                --         (270,000)
Dividends declared on common stock
  ($.14 per share).................          --            --             --                --       (2,308,000)
Dividends on spin-off of
  discontinued operations..........          --            --             --                --      (14,918,000)
Unrealized gains on securities
  available for sale (Note 10).....          --            --             --        19,672,000               --
Net income.........................          --            --             --                --       18,683,000
                                     -----------   ----------   ------------   ------------------  ------------
Balances at December 31, 1993......  $2,900,000    16,538,874   $101,285,000      $ 19,672,000     $ 28,290,000
                                     -----------   ----------   ------------   ------------------  ------------
                                     -----------   ----------   ------------   ------------------  ------------

                            See accompanying notes.

                            THE FOOTHILL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                       YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------
                                                              1993              1992              1991
                                                         ---------------   ---------------   ---------------
Operating Activities:
  Income from continuing operations before
    extraordinary items................................  $    20,823,000   $    12,134,000   $     5,684,000
  Adjustments to reconcile income before extraordinary
    items to net cash provided by operating activities:
    Provision for credit losses........................       12,794,000         8,671,000         7,298,000
    Net gain on investments............................       (5,257,000)       (3,373,000)       (1,022,000)
    Depreciation and amortization......................          560,000           524,000           311,000
    Amortization of deferred fund and debt issuance
      costs............................................        2,345,000         1,752,000         2,291,000
    Increase (decrease) in accounts payable and accrued
      liabilities......................................         (854,000)        7,543,000          (411,000)
    Net income (loss) from discontinued operations.....       (1,579,000)          563,000           374,000
    Other..............................................         (444,000)        3,859,000        (9,216,000)
                                                         ---------------   ---------------   ---------------
         Net cash provided by operating activities.....       28,388,000        31,673,000         5,309,000
                                                         ---------------   ---------------   ---------------
Investing Activities:
  Proceeds from sales of investments and distributions
    from partnerships..................................       15,556,000         6,288,000         6,837,000
  Contributions made to partnerships and purchases of
    investments........................................       (3,950,000)       (3,125,000)         (465,000)
  Payments received from net finance receivables and
    sales of repossessed assets........................    4,613,538,000     3,729,191,000     3,753,090,000
  Disbursements made for net finance receivables and
    repossessed assets.................................   (4,745,171,000)   (3,737,457,000)   (3,744,284,000)
  Purchase of property and equipment...................       (1,277,000)         (642,000)         (544,000)
                                                         ---------------   ---------------   ---------------
         Net cash provided by (used in) investing
           activities..................................     (121,304,000)       (5,745,000)       14,634,000
                                                         ---------------   ---------------   ---------------
Financing Activities:
  Increase in deferred fund and debt issuance costs....       (4,550,000)       (5,348,000)       (2,547,000)
  Proceeds from commercial paper sales.................      786,633,000       661,540,000        65,218,000
  Payments on commercial paper maturities..............     (703,265,000)     (607,511,000)      (58,390,000)
  Proceeds from senior notes payable and net bank
    borrowings.........................................       75,656,000       100,000,000         8,000,000
  Payments on senior notes payable and net bank
    borrowings.........................................      (54,811,000)     (167,235,000)      (33,382,000)
  Proceeds from subordinated notes and debentures......       25,000,000        10,000,000        10,000,000
  Payments on and retirements of subordinated notes and
    debentures.........................................      (21,215,000)      (10,738,000)      (12,502,000)
  Issuance of common stock, net of related costs.......        2,276,000        29,175,000           774,000
  Issuance of preferred stock, net of related costs....               --                --         2,900,000
  Dividends paid on preferred stock....................         (270,000)         (416,000)               --
  Dividends paid per common share ($.09 in 1993).......       (1,396,000)               --                --
                                                         ---------------   ---------------   ---------------
         Net cash provided by (used in) financing
           activities..................................      104,058,000         9,467,000       (19,929,000)
                                                         ---------------   ---------------   ---------------
Net increase in cash and cash equivalents..............       11,142,000        35,395,000            14,000
Cash and cash equivalents at beginning of year.........       39,765,000         4,370,000         4,356,000
                                                         ---------------   ---------------   ---------------
Cash and cash equivalents at end of year...............  $    50,907,000   $    39,765,000   $     4,370,000
                                                         ---------------   ---------------   ---------------
                                                         ---------------   ---------------   ---------------
Cash paid during the year for:
  Interest expense.....................................  $    20,962,000   $    23,654,000   $    37,443,000
  Income taxes.........................................  $    14,978,000   $    12,140,000   $     6,603,000

                            See accompanying notes.

                            THE FOOTHILL GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1993

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

    The Foothill Group, Inc. ("Foothill") is a financial services company engaged principally in the commercial finance business through its wholly owned subsidiary, Foothill Capital Corporation ("Foothill Capital"). Foothill also engages in other activities including money management through the operation of four institutional limited partnerships. Unless the context otherwise indicates, the "Company" refers to Foothill and its subsidiary. The consolidated financial statements include the accounts of Foothill and Foothill Capital. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the 1993 presentation. For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    Effective December 23, 1993, Foothill completed the spin-off of its Foothill Thrift and Loan subsidiary to Foothill Group shareholders. All previously reported financial results of Foothill Thrift and Loan, through the record date for the spin-off, are classified as discontinued operations. Revenues of Foothill Thrift and Loan totaled $21,658,000, $23,131,000 and $25,067,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results in future periods could be different from those estimates made in the current year. Estimates particularly susceptible to significant change relate to the level of the allowance for credit losses and the valuation of investments.

  Revenue Recognition

    INTEREST INCOME

    Interest income includes interest on finance receivables and investments, which is recognized as earned using the interest method, and amortization of loan fees. Loan fees, net of incremental direct costs, are deferred and recognized over the term of the loan commitment using the interest method.

    One of the Company's lending activities, primarily at Foothill Capital in conjunction with managed partnerships, involves the purchase of significantly discounted finance receivables which are generally due from borrowers in reorganization or in the midst of restructuring. The Company does not amortize discounts into income but does recognize interest income as paid on a cash basis. These discounted finance receivables which were paying interest currently totaled $34,299,000 and $31,464,000 at December 31, 1993 and 1992, respectively. Interest income is not recognized on the remaining discounted receivables which totaled $6,283,000 and $5,340,000 at December 31, 1993 and 1992, respectively. Gains or losses, as appropriate, are recorded with respect to these discounted finance receivables as they are liquidated through sale, exchange or other distributions received upon borrowers' reorganizations or restructuring.

    It is the Company's general policy to suspend the recognition of income on term loans which are 61 days or more contractually delinquent. Recognition of income is generally resumed, and suspended income is recognized, when the loan becomes contractually current or collection of suspended amounts is assured. At December 31, 1993 and 1992, income recognition was suspended on $10,366,000 and $15,046,000, respectively, of term loans. In addition, at December 31, 1993 and 1992, Foothill Capital has $5,930,000 and $5,980,000, respectively, in accounts receivable loans in the process of liquidation on which income has been deferred.

    It is the Company's general policy to suspend recognition of income on investments which become contractually delinquent as to timely payment of principal or interest. Recognition of income may be resumed and suspended income recognized when the investment becomes contractually current or collection of suspended amounts is assured.

    FEES AND OTHER INCOME

    The Company receives fees and other income which consist primarily of gains and losses on sales and exchanges of finance receivables, fees related to its accounts receivable and term lending, and fees from money management activities. Included in fees and other income are asset management fees received from limited partnerships in which the Company is a general partner. (See "Equity, Debt and Partnership Investments" below.) Also included in fees and other income are net gains resulting from sales and exchanges of nonoriginated loans totaling $13,493,000, $8,479,000 and $3,715,000 for the years ended December 31, 1993,
1992 and 1991, respectively. The net gains in 1993, 1992 and 1991 were comprised of gross realized gains of $13,897,000, $9,319,000 and $4,671,000 and gross realized losses of $404,000, $840,000 and $956,000 resulting from sale and exchange transactions having cash proceeds of $45,039,000, $43,776,000 and $42,691,000, respectively, and noncash proceeds of $15,167,000, $2,937,000 and $5,084,000, respectively. Certain portions of these gains resulted from reorganizations by borrowers in which the Company exchanged receivables purchased at a discount primarily for new debt or equity securities of the reorganized borrowers. The new securities were recorded at fair value, if determinable, when issued to the Company. The excess of fair value, if any, over the Company's cost of the receivable is recorded as a gain upon reorganization. Net gains resulting from exchange transactions included above totaled $2,924,000, $3,819,000 and $1,475,000 for the years ended December 31, 1993,
1992 and 1991, respectively.

  Repossessed Assets

    Repossessed assets are included in the financial statements at the lower of cost or fair value less selling costs. Estimated realizable values are based on management's evaluation of numerous factors, including estimated holding costs and periods, appraisals, sales of comparable assets and estimated market conditions at projected disposal dates, and do not necessarily represent current auction values. The Company's writeoff policy is based on a loan by loan review. The Company did not have any repossessed assets as of December 31, 1993. Repossessed assets, net of specific writedowns, were $1,782,000 as of December 31, 1992.

  Allowance for Credit Losses

    The Company maintains a general allowance for credit losses at an amount deemed adequate to cover potential losses on finance receivables. The amount of the allowance is based on management's evaluation of numerous factors, including adequacy of collateral supporting finance receivables as well as historical loss experience and reflects management's best estimate of the necessary level of the allowance for credit losses. Activity in the allowance for credit losses for the years ended December 31 is as follows:

                                                     1993            1992            1991
                                                  -----------     -----------     -----------
    Allowance for credit losses on finance
      receivables:
      Balance at beginning of year............    $10,527,000     $ 8,047,000     $ 8,625,000
      Provisions for credit losses............     12,794,000       8,671,000       7,298,000
      Actual writeoffs, net...................     (9,264,000)     (6,191,000)     (7,876,000)
                                                  -----------     -----------     -----------
      Balance at end of year..................    $14,057,000     $10,527,000     $ 8,047,000
                                                  -----------     -----------     -----------
                                                  -----------     -----------     -----------

  Deferred Fund and Debt Issuance Costs

    At December 31, 1993, there are $8,926,000 ($6,305,000 at December 31, 1992)
in unamortized syndication costs, including fees to placement agents, relating to the formation of partnerships managed by the Company. Such deferred costs are amortized on a straight line basis over the lives of the partnerships. Debt issuance costs are amortized using the interest method over the applicable lives of the debt instruments.

  Equity, Debt and Partnership Investments

    Equity securities were primarily received as a result of exchanges of private placements and discounted receivables for new securities of the reorganized debtors. At December 31, 1993, the Company adopted the requirements of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and classified its marketable debt and equity securities as "available for sale." Accordingly, these securities have been marked-to-market, with the increase in their carrying value, net of income taxes, included as a component of stockholder's equity. The Company has recorded valuation adjustments in cases where an "other than temporary"impairment in estimated net realizable value below the Company's cost basis in investments is believed to have occurred.

    For the years ended December 1993, 1992 and 1991, there were gross realized gains of $282,000, $1,275,000 and $506,000 and gross realized losses of $0, $33,000 and $2,924,000, respectively, resulting from sales of these equity securities whose gross sales proceeds totaled $761,000, $2,064,000 and $3,462,000, respectively. Included in the 1993, 1992 and 1991 proceeds are cash proceeds of $634,000, $1,950,000 and $2,647,000, respectively, and noncash proceeds of $127,000, $114,000 and $815,000 in 1993, 1992 and 1991,
respectively, which resulted from investment reorganizations or exchanges.

    Included in partnership investments are four limited partnerships, The Foothill Fund, Foothill Recovery Fund, Foothill Partners, L.P. and Foothill Partners II, L.P. ("the Funds"), in which the Company is a general partner. The 1% general partnership interest in Foothill Partners, L.P. is owned 60% by the Company and 40% by certain of its officers as individuals. The 1% general partnership interest in Foothill Partners II, L.P. is owned 48% by the Company and 52% by certain of its officers as individuals. The general partners make all investment decisions on behalf of the partnerships and manage their operations. Foothill Partners, L.P. and Foothill Partners II, L.P. were established to invest in performing and nonperforming senior bank loans of distressed companies. The Foothill Fund and Foothill Recovery Fund were established to invest, primarily, in the debt of restructuring and reorganizing companies. The Company is also a limited partner in The Foothill Fund and Foothill Recovery Fund. The Company's investments in the Funds are accounted for on an equity basis and totaled $1,892,000 and $2,619,000 at December 31, 1993 and 1992,
respectively.

    Management fees from the Funds, net of amortized deferred fund issuance costs totaled $6,025,000, $2,979,000 and $3,255,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The Company recorded a net gain on investments principally composed of equity method earnings recognized for its investments in the Funds during the years ended December 31, 1993, 1992 and 1991 of $5,257,000, $3,373,000 and $1,022,000, respectively.

    Foothill Capital has agreements to jointly purchase loans with Foothill Partners, L.P. and Foothill Partners II, L.P., limited partnerships in which Foothill is a general partner. At December 31, 1993, loans outstanding which were purchased under these agreements by the Foothill Capital amounted to $38,799,000. Loan purchases, under both of these agreements, are subject to Foothill Capital's normal due diligence and loan approval processes.

  Income Taxes

    The Company and its subsidiary file a consolidated federal income tax return and combined state tax returns. Certain income and expense items, primarily related to investments, exchange and repossession transactions and the allowance for credit losses, are accounted for in different time periods for financial reporting purposes as compared to income tax purposes. Appropriate provisions are made in the consolidated financial statements for deferred or prepaid taxes in recognition of these timing differences.

    FASB Statement No. 109 "Accounting for Income Taxes" was implemented effective January 1, 1993. Under the new rules, deferred taxes are recognized using the liability method, and tax rates are applied to cumulative temporary differences based on when and how they are expected to affect the tax return. Deferred tax assets and liabilities are adjusted for tax rate changes. Under the rules previously applied, deferred taxes were measured using tax rates in the year in which timing differences arose and were not adjusted for tax rate changes. Application of the new rule did not have a significant impact on the Company's financial position or income from continuing operations.

  Earnings Per Common Share and Income Applicable to Common Stock

    In 1993, 1992 and 1991, primary earnings per common and common equivalent share were determined by dividing net income by the weighted average number of common and dilutive common equivalent shares outstanding. Fully diluted earnings per share calculations in 1992 and 1991 reflect the additional dilution of the 9.5% convertible subordinated debentures and the resultant increased availability of earnings due to the reduction of interest expense on these debentures, using the "if converted" method. Fully diluted earnings per share are no longer impacted in this fashion due to the elimination of these debentures in 1992. In 1993, 1992 and 1991, fully diluted earnings per share calculations also reflect the additional dilution which would occur through the conversion of the Company's convertible preferred stock and the resultant increased availability of earnings due to the elimination of the cumulative dividend on this preferred stock.

    Income applicable to common stock after deducting preferred stock dividends of $270,000, $277,000 and $138,000 totaled $18,413,000, $11,868,000 and
$6,133,000 in 1993, 1992 and 1991, respectively.

  Retirement Savings and Supplemental Benefit Plans

    The Company sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. This plan covers substantially all employees. Employees may contribute up to 15% of their salary (to a maximum of $8,994 for calendar
1993) and the Company matches employee contributions for 100% of the first 6% of compensation contributed by each participant. Amounts charged to expense for these matching contributions were $368,000, $326,000 and $273,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

    In 1991, the Company established an unfunded supplemental benefit plan for certain directors and officers that provides for payment to participants upon retirement from the Company's service. The charges to expense for this unfunded plan, using an actuarial determination of the present values of the estimated future payments were $526,000, $309,000 and $299,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

NOTE 2. FINANCE RECEIVABLES

    The Company is engaged primarily in the commercial finance business which includes accounts receivable and term lending. The Company's loans are secured by accounts receivable, inventory, real estate and/or personal property, equipment and other assets. The Company attempts to offset lending risk by providing credit only on a fully collateralized basis.

    The largest industry concentrations, as a percent of finance receivables, at December 31, 1993, and as defined by the two digit standard industrial classifications, are manufacturing (38.3%), finance, insurance and real estate (17.1%), and wholesale trade (15.9%). With the exception of California, which represents 35.9% of the finance receivable portfolio at December 31, 1993, the Company's loans are not concentrated geographically.

    Accounts receivable loans are normally contractually due within three years under revolving credit agreements. These loans, totaling $326,373,000 ($186,422,000 in 1992), are shown at the unpaid balance of cash advanced and are secured by $1,346,172,000 of underlying trade accounts receivable and inventory at December 31, 1993 ($779,187,000 in 1992). The amounts of cash advanced under these loans is based upon stated percentages of the borrowers' eligible trade accounts receivable and specific advance rates on borrowers' eligible inventory. Yields on accounts receivable loans for the years ended December 31, 1993, 1992 and 1991 exceeded the average prime rate by 6.9%, 6.9% and 6.5%, respectively. The average prime rates for the years ended December 31, 1993, 1992 and 1991 were 6.0%, 6.3% and 8.4%, respectively.

    Generally, term loans are due over periods up to five years and are collateralized by security agreements on various types of equipment, other assets and/or mortgages on real property. This category includes term loans originated by the Company to borrowers in conjunction with making accounts receivable loans, as well as on a stand alone basis. This category also includes nonoriginated loans, primarily at Foothill Capital, which are defined as non-public debt instruments including bank loans and private placements, public debt instruments including registered bonds, notes and debentures, and discounted receivables (which includes public debt instruments and non-public debt instruments acquired at significant discounts and which were in contractual default at the time of the Company's purchase) originated by other lenders and purchased by the Company. At December 31, 1993 and 1992, nonoriginated loans totaled $45,169,000 and $57,461,000, respectively. The Company generally becomes a member of a group of several lenders with respect to each of these nonoriginated loans. Average yields on term loans for the years ended December 31, 1993, 1992 and 1991 were 10.2%, 11.0% and 11.5%, respectively.

    Finance receivables have been reduced by unearned income of $7,160,000 and $4,126,000 at December 31, 1993 and 1992, respectively. Unearned finance income is primarily composed of deferred loan fees on finance receivables.

    The following table shows the net amounts due (excluding the allowance for credit losses) in the various lending categories and the percentages of the total represented by each category at December 31:

                                                            1993                  1992
                                                      -----------------     -----------------
                                                                  % OF                  % OF
                                                       AMOUNT     TOTAL      AMOUNT     TOTAL
                                                      --------    -----     --------    -----
                                                               (DOLLARS IN THOUSANDS)
    Accounts receivable loans:
      Originated loans..............................  $315,990     61.4%    $186,422     47.2%
      Purchased loans:
         Discounted receivables.....................    10,383      2.0%          --       --
                                                      --------    -----     --------    -----
         Total accounts receivable loans............   326,373     63.4%    $186,422     47.2%
                                                      --------    -----     --------    -----
    Term loans:
      Originated loans:
         Accounts receivable related................    52,555     10.2%      41,808     10.6%
         Stand alone                                   100,804     19.6%     109,204     27.7%
      Purchased loans:
         Non-public debt instruments................     4,587      0.9%      12,708      3.2%
         Discounted receivables                         30,199      5.9%      36,804      9.3%
         Public debt instruments....................        --       --        7,949      2.0%
                                                      --------    -----     --------    -----
         Total term loans...........................   188,145     36.6%     208,473     52.8%
                                                      --------    -----     --------    -----
                                                      $514,518    100.0%    $394,895    100.0%
                                                      --------    -----     --------    -----
                                                      --------    -----     --------    -----


    At December 31, 1993 and 1992, finance receivables have been reduced by nonrecourse loan participations of $98,620,000 and $55,200,000, respectively.

    The approximate contractual principal maturities for loans, net of premiums and discounts associated with purchased loans, by category are as follows at December 31, 1993:

                                                                                 TERM LOANS
                                                             ---------------------------------------------------
                                    ACCOUNTS RECEIVABLE                                        PURCHASED
                                           LOANS                ORIGINATED LOANS       -------------------------
                                  ------------------------   -----------------------   NON-PUBLIC
                                  ORIGINATED   DISCOUNTED      ACCOUNTS      STAND        DEBT       DISCOUNTED
                                    LOANS      RECEIVABLES   REC. RELATED    ALONE     INSTRUMENTS   RECEIVABLES    TOTAL
                                  ----------   -----------   ------------   --------   -----------   -----------   --------
                                                                     (DOLLARS IN THOUSANDS)
    1994........................   $106,290      $   162       $ 24,334     $ 40,146     $    --       $ 4,057     $174,989
    1995........................    123,277        9,117         14,969       13,262          --         8,024      168,649
    1996........................     64,549           --          8,156        3,144       1,975         2,834       80,658
    1997........................      2,924        1,013          1,314       19,858          --         9,891       35,000
    1998........................     12,701           91          3,477       18,955          --         2,413       37,637
    Thereafter..................      6,249           --            305        5,439       2,612         2,980       17,585
                                  ----------   -----------   ------------   --------   -----------   -----------   --------
        Total...................   $315,990      $10,383       $ 52,555     $100,804     $ 4,587       $30,199     $514,518
                                   ========      =======       ========     ========     =======       =======     ========

    In May, 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement addresses the accounting by creditors for impairment of certain loans. It requires that values for impaired loans generally be measured based on the present value of expected future cash flows discounted at the loan's effective rate. This Statement is effective for fiscal years beginning after December 15, 1994. Management believes that the adoption of this pronouncement will not significantly impact the Company's financial statements.

NOTE 3. SENIOR NOTES PAYABLE AND COMMERCIAL PAPER

    Senior notes payable and commercial paper consist of the following at December 31:

                                                                  1993             1992
                                                              ------------     ------------
    Commercial paper with maturities ranging from 21 to 245
      days and bearing interest rates ranging from 3.47% to
      3.84%.................................................  $148,283,000     $ 64,915,000
                                                              ------------     ------------
    Senior notes payable:
      Various notes bearing interest at rates ranging from
         9.25% to 9.80% payable semiannually, principal
         payable in annual installments aggregating
         $5,850,000 through March 1994, increasing to
         $13,850,000 annually through December 1999.........    75,150,000       81,000,000
      Various notes bearing interest at rates ranging from
         6.54% to 13.25% payable semiannually, principal
         payable at various annual maturity dates through
         November 2000......................................   148,667,000       89,000,000
      Various floating rate notes, interest payable
         quarterly, principal payable in quarterly
         installments aggregating $598,000 with various
         annual maturities through June 1995................    13,587,000               --
      Notes paid in 1993....................................            --       46,560,000
                                                              ------------     ------------
         Total senior notes payable.........................   237,404,000      216,560,000
                                                              ------------     ------------
              Total senior notes payable and commercial
                paper.......................................  $385,687,000     $281,475,000
                                                              ============     ============

    Foothill Capital has a committed bank line of credit totaling $235,000,000 ($195,000,000 in 1992) which is used to fund short-term liquidity requirements and which supports commercial paper outstanding. Interest rates under this line are at the lower of prime or, at Foothill Capital's option, at the certificate of deposit rate plus 1 1/2% or the London Interbank Offered Rate ("LIBOR")(3.375% at December 31, 1993) plus 1 1/2%. Actual rates are dependent upon the level of borrowings under the facility. This line of credit is granted for a two-year period, renewable annually each June 30. Foothill Capital also has an agreement for an uncommitted bank line of credit totaling $10,000,000 which is used for overnight borrowings. The interest rate under this line is based on the daily Federal Funds rate.

    Except for a floating rate note of $3,587,000 with a final maturity of June 1995, all notes above are obligations of Foothill Capital. Most loan agreements relating to the notes and the subordinated notes discussed in Note 4 have covenants which must be met. At December 31, 1993 and during the year then ended, the Company was in compliance with such covenants. Under the more restrictive provisions of the agreements, Foothill Capital must maintain minimum net worth levels, payments to Foothill, including dividends, are limited and certain defined senior and subordinated debt ratios must be met. At December 31, 1993, the Company's investment in Foothill Capital amounted to $114,133,000 of which $98,807,000 was restricted by certain loan agreements. Under the terms of these agreements, Foothill Capital is allowed to pay dividends of up to 50% of its net income to Foothill. At December 31, 1993, dividends available for payment from Foothill Capital to Foothill totaled $15,326,000.

    Foothill Capital has investment grade ratings on its commercial paper and senior debt. During 1993, Foothill Capital issued commercial paper with maturities generally ranging from 21 to 245 days. At December 31, 1993, interest rates on commercial paper ranged from 3.47% to 3.84%.

    In order to better match rate sensitive assets and liabilities, Foothill Capital executes interest rate swaps to effectively convert the fixed rates on long-term senior and subordinated notes to variable rates. Under these swap agreements, Foothill Capital is required to pay interest semiannually at variable rates calculated at the average monthly Federal Reserve commercial paper composite rate or the one, three and six month LIBOR rates on aggregate principal balances. In return, Foothill Capital receives interest payments semiannually on the same principal balances at fixed rates. The differential to be paid or received on all swap agreements is accrued as interest rates change. At December 31, 1993, 1992 and 1991, the weighted average interest rates at Foothill Capital on fixed rate long-term debt, including the effect of interest rate swaps, were 5.91%, 7.04% and 9.39%, respectively. Foothill Capital's credit risk with respect to these swaps is the risk of nonperformance by the counterparties to the agreements. Foothill Capital does not anticipate nonperformance because the counterparties are major banks. As of December 31, 1993, Foothill Capital had swap agreements totaling $285,000,000.

    At December 31, 1993, the annual installments due in the next five years on notes payable, excluding notes payable under lines of credit and other short-term borrowings, are approximately as follows:

            1994....................................................  $28,576,000
            1995....................................................   36,378,000
            1996....................................................   40,850,000
            1997....................................................   46,850,000
            1998....................................................   38,850,000
            Thereafter..............................................   45,900,000

NOTE 4. SUBORDINATED NOTES AND DEBENTURES

    Subordinated notes and debentures, which are subordinated to all other indebtedness of the Company, consist of the following at December 31:

                                                                       1993            1992
                                                                    -----------     -----------
Senior subordinated:
  Various notes bearing interest at rates ranging from 10.60% to
     13.63% payable semiannually, principal payable in annual
     installments aggregating $825,000 through November 1995,
     decreasing to $575,000 annually through December 1999........  $ 4,425,000     $ 5,500,000
  Various notes bearing interest at rates ranging from 7.46% to
     11.26% payable semiannually, principal payable in annual
     installments of $700,000 commencing in April 1994, increasing to $1,843,000 in 1996, increasing to $6,010,000 in 1998,
     decreasing to $5,310,000 in 2001, decreasing to $4,167,000 in
     2002 through November 2003...................................   38,000,000      13,000,000
  Notes paid in 1993..............................................           --      18,440,000
Junior subordinated:
  Notes bearing interest at 11.82% payable semiannually, principal payable in annual installments of $700,000 through December
     1999.........................................................    4,300,000       5,000,000
  Various notes bearing interest at rates ranging from 9.93% to
     12.26% payable semiannually, principal payable in annual
     installments of $700,000 commencing in April 1994, increasing to $986,000 in 1996, decreasing to $286,000 in 2001 through
     December 2002................................................    7,000,000       7,000,000
                                                                    -----------     -----------
          Total senior subordinated and junior subordinated notes
             payable..............................................  $53,725,000     $48,940,000
                                                                    -----------     -----------
                                                                    -----------     -----------

    The subordinated notes in the above table are obligations of Foothill Capital and have the same restrictions as set forth in Note 3.

    At December 31, 1993, the annual installments due on subordinated notes and debentures in the next five years are as follows:

            1994....................................................  $ 3,175,000
            1995....................................................    3,175,000
            1996....................................................    4,104,000
            1997....................................................    4,104,000
            1998....................................................    8,271,000
            Thereafter..............................................   30,896,000

NOTE 5. STOCKHOLDERS' EQUITY

    At December 31, 1993, 22,000,000 shares of Class A common stock were authorized of which 16,538,874 shares were issued and outstanding. At December 31, 1993, 969,075 shares were reserved for issuance for employee stock option and stock purchase plans, and 666,666 shares were reserved for issuance upon conversion of the Company's convertible preferred stock.

    In May 1992, the Company sold 3,450,000 shares of its Class A common stock through a secondary public offering. Net proceeds to the Company totaled approximately $26,677,000 and were used to eliminate Foothill's senior debt obligations of $18,604,000 and for general corporate purposes.

    During July and September 1992, holders of $13,473,000 of the Company's 9.5% convertible subordinated debentures converted their debentures into a total of 1,886,906 shares of the Company's Class A Common Stock. Each debenture was converted into 140.056 shares of Common Stock using the adjusted conversion price of $7.14 per share.

    At December 31, 1993, there were 1,000,000 shares of preferred stock, $1 par value, authorized for issuance of which 100,000 shares are issued and outstanding. The outstanding shares of preferred stock are convertible at the holders option into 666,666 shares of Class A common stock using the current conversion price of $4.50 per share. This conversion price is subject to certain antidilution adjustments. The holders of preferred stock are entitled to receive cumulative quarterly dividends which commenced April 1, 1992, payable in cash or common stock (based on fair market value) at the annual rate of $2.70 per share. The holders of the preferred stock are entitled to elect, as a class, one member of the Company's Board of Directors. On other matters, the holders of the preferred stock are entitled to vote with common stockholders on an as converted basis. In the event of any liquidation or winding up of the Company, holders of the preferred stock are entitled to receive an amount equal to $30.00 per preferred share before any payments or distributions are made to common stockholders of the Company.

  Employee Stock Option and Stock Purchase Plans

    At December 31, 1993, no shares of the Company's Class A common stock were available for future grants under the Company's 1978 non-qualified and incentive stock option plan, as amended. Options previously issued to employees are generally exercisable at a price that is not less than 95% of fair market value at date of grant, are exercisable in varying increments during each year of employment and expire up to ten years from date of grant.

    In 1990, the Board of Directors of the Company adopted, and stockholders approved, the 1990 Foothill Performance and Equity Incentive Plan. This plan is an "omnibus" plan and is used to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain and reward key employees. The plan offers stock and cash incentive awards as well as stock options (which may be discounted below fair market value at the date of grant). There were 205,500 and 5,000 options granted under this plan during 1993 and 1992, respectively. At January 1, 1994, there were 219,602 shares of the Company's Class A common stock available for future grant under this plan.

    The following is a summary of changes in employee stock options during the years ended December 31, 1993, 1992 and 1991:

                                                                       1978 NON-QUALIFIED AND
                                                 1990 PLAN                INCENTIVE OPTIONS
                                          ------------------------    -------------------------
                                           SHARES     PRICE RANGE      SHARES      PRICE RANGE
                                          --------    ------------    ---------    ------------
    Outstanding at December 31, 1990.....       --              --    1,546,592    $ 3.73-$5.21
      Granted............................  196,900    $ 3.19-$3.94           --              --
      Exercised..........................       --              --     (136,510)     3.73- 4.91
      Cancelled..........................       --              --     (196,470)     3.73- 5.21
                                          --------    ------------    ---------    ------------
    Outstanding at December 31, 1991.....  196,900      3.19- 3.94    1,213,612      3.73- 5.21
      Granted............................    5,000            5.00           --              --
      Exercised.......................... (191,900)           3.19     (376,641)     3.74- 5.21
      Cancelled..........................       --              --      (31,417)     5.09- 5.14
                                          --------    ------------    ---------    ------------
    Outstanding at December 31, 1992.....   10,000      3.94- 5.00      805,554      3.73- 5.21
      Granted............................  205,500            9.38           --              --
      Exercised..........................   (5,000)     3.94- 5.00     (310,891)     4.44- 5.14
      Cancelled..........................       --              --       (2,979)     5.02- 5.09
                                          --------    ------------    ---------    ------------
    Outstanding at December 31, 1993.....  210,500    $ 3.94-$9.38      491,684    $ 4.44-$5.14
                                          --------    ------------    ---------    ------------
                                          --------    ------------    ---------    ------------
    Options exercisable at December 31,
      1993...............................    2,400    $ 3.94-$5.00      402,133    $ 4.44-$5.14
                                          --------    ------------    ---------    ------------
                                          --------    ------------    ---------    ------------

    Under the 1979 Employee Stock Purchase Plan, employees may purchase shares of the Company's Class A common stock at the lower of fair market value at the beginning of the Plan year or 90% of fair market value at the end of the Plan year. Employees' purchases may not exceed the lesser of $25,000 or 15% of their annual base compensation. Shares of common stock purchased under the Plan are not issuable until the end of the year. During 1993, 1992 and 1991, employees purchased 19,460, 33,251, and 35,239 shares, respectively, and at December 31, 1993, 47,289 shares were available for future purchases. On January 14, 1992, the Board of Directors adopted an amendment, approved by stockholders at the Company's 1992 annual meeting, to increase the number of shares of common stock covered by the 1979 plan by 100,000 to a total of 250,000.

NOTE 6. INCOME TAXES

    In August 1993, due to federal legislation, the Company's federal income tax rate increased by 1% retroactive to January 1, 1993. The effect on the Company's current provision for income taxes was offset by an increased benefit related to higher tax rates used to value the Company's deferred tax assets.

    The 1993, 1992 and 1991 provision for income taxes was 42%, 41% and 43%, respectively, which is based on combined state and federal statutory tax rates.

    The provision (credit) for income taxes consists of the following for the years ended December 31:

                                                     1993            1992            1991
                                                  -----------     -----------     -----------
    Federal:
      Current.................................    $12,174,000     $ 7,606,000     $ 4,636,000
      Deferred................................     (1,045,000)     (1,268,000)     (1,286,000)
                                                  -----------     -----------     -----------
                                                   11,129,000       6,338,000       3,350,000
                                                  -----------     -----------     -----------
    State:
      Current.................................      4,233,000       2,269,000       1,422,000
      Deferred................................       (284,000)         14,000        (305,000)
                                                  -----------     -----------     -----------
                                                    3,949,000       2,283,000       1,117,000
                                                  -----------     -----------     -----------
                                                  $15,078,000     $ 8,621,000     $ 4,467,000
                                                  -----------     -----------     -----------
                                                  -----------     -----------     -----------

    As previously reported, the significant components of the net tax effect of changes in temporary differences reflected in deferred tax expense for the years ended December 31, 1992 and 1991 are as follows:

                                                               1992            1991
                                                            -----------     -----------
        Investment valuation adjustments..................  $ 1,214,000     $     7,000
        Allowance for credit losses.......................   (1,116,000)       (205,000)
        Effect of repossession transactions...............     (882,000)       (938,000)
        State taxes.......................................     (245,000)       (156,000)
        Effect of debt exchange transactions..............     (168,000)        (64,000)
        Deferred compensation.............................     (139,000)       (135,000)
        Leasing...........................................       23,000              --
        Other, net........................................       59,000        (100,000)
                                                            -----------     -----------
                                                            $(1,254,000)    $(1,591,000)
                                                            -----------     -----------
                                                            -----------     -----------

    Significant temporary differences that give rise to deferred tax assets and liabilities as of December 31, 1993 are as follows:

                                                                ASSET        LIABILITY
                                                             -----------     ----------
        Allowance for credit losses........................  $ 6,178,000     $       --
        Investment valuation adjustments...................    2,176,000             --
        Organization cost amortization.....................      975,000             --
        State taxes........................................      873,000             --
        Deferred compensation..............................      847,000             --
        Effect of debt exchange transactions...............           --        773,000
        Leasing............................................                      56,000
        Other, net.........................................           --      1,211,000
                                                             -----------     ----------
                                                             $11,049,000     $2,040,000
                                                             -----------     ----------
                                                             -----------     ----------

NOTE 7. COMMITMENTS

  Lease Commitments

    The following is a schedule by year of future minimum rental payments required under operating leases for the Company's office facilities that have initial and remaining noncancelable terms in excess of one year as of December 31, 1993. The major lease contains one five-year renewal option and requires the Company to pay a share of the facilities common operating expenses.

            1994.....................................................  $  939,000
            1995.....................................................   1,115,000
            1996.....................................................   1,212,000
            1997.....................................................   1,212,000
            1998.....................................................   1,212,000
            Thereafter...............................................   1,817,000
                                                                       ----------
                                                                       $7,507,000
                                                                       ----------
                                                                       ----------

    The total rental expense for all operating leases, except those with remaining terms of a month or less that were not renewed, for the years ended December 31, 1993, 1992 and 1991 was approximately $1,072,000, $942,000 and
$837,000, respectively.

  Unfunded Commitments

    In the normal course of business, the Company continually extends unfunded commitments associated primarily with its accounts receivable lending activities at Foothill Capital. These unfunded commitments vary on a daily basis and are based on the eligibility for advances of the borrowers' receivables. As of December 31, 1993, the Company had unfunded commitments of $110,386,000.

    In addition, the Company had approved new loan commitments totaling $37,500,000 at December 31, 1993. However, funded amounts for these commitments are expected to be less because actual advances will be based on the borrowers' eligible collateral at the time of funding.

NOTE 8. CONTINGENCIES

  Letters of Credit and Guarantees

    Foothill Capital has two committed letter of credit issuance facilities totaling $40,000,000 under which it guarantees letters of credit issued for the benefit of its borrowers. These facilities have committed terms up to two years.

As of December 31, 1993, the Company had issued guarantees and letters of credit to its borrowers totaling $38,416,000, net of participants' commitments totaling $20,979,000. Letters of credit are an integral part of the Company's business and contingent liabilities under these letters of credit are collateralized by pledges of borrowers' eligible accounts receivable.

  Litigation

    There are several lawsuits and claims pending against the Company which management considers incidental to normal operations, some of which seek substantial monetary damages. Management, after review, including consultation with counsel, believes that any ultimate liability which could arise from these lawsuits and claims would not materially affect the financial position or results of operations of the Company.

NOTE 9. EXTRAORDINARY ITEMS

    The extraordinary item in 1993 was due to the prepayment of approximately $29,000,000 of senior and subordinated debt at Foothill Capital resulting in prepayment fees and the elimination of unamortized deferred costs on this prepaid debt. The extraordinary item in 1993 is presented net of provision for income taxes of $406,000. The extraordinary items in 1992 were due to the retirement of $9,229,000 face value of the Company's 14% senior notes, $5,648,000 face value of the Company's 12.5% debentures and $9,375,000 face value of the Company's variable rate senior term note. These nonrecurring extraordinary charges resulted from the elimination of unamortized deferred costs on the aforementioned debt obligations which were retired in advance of their scheduled maturities. The extraordinary items in 1992 are presented net of provision for income taxes of $383,000. The extraordinary item in 1991 represents a state tax benefit resulting from recognition of a net operating loss carryforward from 1990.

NOTE 10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following estimates are required under Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." These estimates may not represent values which would be received should these financial instruments be sold, liquidated or otherwise terminated.

    The estimated fair values for the Company's financial assets and related off-balance sheet financial instruments at December 31, 1993 and 1992 are summarized below:

                                               1993                            1992
                                    ---------------------------     ---------------------------
                                      CARRYING      ESTIMATED         CARRYING      ESTIMATED
                                       AMOUNT       FAIR VALUE         AMOUNT       FAIR VALUE
                                    ------------   ------------     ------------   ------------
    Cash and cash equivalents.....  $ 50,907,000   $ 50,907,000     $ 39,765,000   $ 39,765,000
                                    ------------   ------------     ------------   ------------
                                    ------------   ------------     ------------   ------------
    Accounts receivable loans:
      Originated loans............  $315,990,000   $321,722,000     $186,422,000   $187,971,000
      Purchased:
         Discounted receivables...    10,383,000     11,141,000               --             --
                                    ------------   ------------     ------------   ------------
              Total accounts
                receivable........   326,373,000    332,863,000      186,422,000    187,971,000
                                    ------------   ------------     ------------   ------------
    Term loans:
      Originated loans:
         Accounts receivable
           related................    52,555,000     52,863,000       41,808,000     41,808,000
         Stand alone..............   100,804,000    110,371,000      109,204,000    115,677,000
      Purchased:
         Non-public debt
           instruments............     4,587,000      4,592,000       12,708,000     13,605,000
         Discounted receivables...    30,199,000     34,751,000       36,804,000     38,979,000
         Public debt
           instruments............            --             --        7,949,000      7,819,000
                                    ------------   ------------     ------------   ------------
         Total term loans.........   188,145,000    202,577,000      208,473,000    217,888,000
                                    ------------   ------------     ------------   ------------
              Total finance
                receivables.......  $514,518,000   $535,440,000     $394,895,000   $405,859,000
                                    ------------   ------------     ------------   ------------
                                    ------------   ------------     ------------   ------------
    Equity securities, debt and
      partnership investments.....  $ 32,842,000   $ 35,095,000     $ 13,992,000   $ 24,429,000
                                    ------------   ------------     ------------   ------------
                                    ------------   ------------     ------------   ------------
    Commitments to extend credit
      (Committed amount:
      $110,386,000 at 12/31/93;
      $86,593,000 at 12/31/92)....                 $    916,000                    $    955,000
    Guarantees and letters of
      credit
      (Contract amount:
      $36,486,000 at 12/31/93;
      $24,727,000 at 12/31/92)....                 $    591,000                    $    511,000

    Estimated fair values are calculated as follows:

    Cash and cash equivalents: The carrying amounts for cash and cash equivalents approximate fair value.

    Originated loans: Fair value and carrying value for the accounts receivable and variable-rate originated loan portfolios are similar as these portfolios reprice frequently. The estimated fair value of the fixed-rate portion of the originated loan portfolio is calculated by discounting scheduled cash flows through contractual maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans.

    Purchased loans: Purchased loans above have an estimated market value of $50,484,000, which is $5,315,000 more than carrying value at December 31, 1993. At December 31, 1992, these loans had an estimated market value of $60,403,000, which was $2,942,000 more than carrying value. Management has classified purchased loans as "available for sale," and has thus included the unrealized gains and losses from this portfolio, net of tax, as a separate component of stockholder's equity as specified in FASB Statement No. 115. Market values are based on available market information which may be limited as certain loans are rarely or infrequently traded on the open market. Market values for public debt instruments are more readily ascertainable than market values of other types of nonoriginated loans noted above. Management estimates market values based on discussions with brokers, investment bankers or market makers, as well as on prices of recent trades of identical or similar debt instruments. Such estimates may not necessarily represent actual trades. Market values are not indicative of collateral values supporting such loans.

    Equity, debt and partnership investments: Equity securities of $30,889,000 (original cost of $11,217,000) and $11,079,000 at December 31, 1993 and 1992,
respectively, had estimated market values net of income taxes in 1993 of $33,138,000 and $20,862,000 at December 31, 1993 and 1992, respectively.
Management has classified equity securities as "available for sale," and has included the unrealized gains and losses from this portfolio, net of tax, as a separate component of stockholder's equity as specified in FASB Statement No.
115. Corporate marketable debt securities of $61,000 and $294,000 at December 31, 1993 and 1992, respectively, had estimated market values of $65,000 and $948,000, respectively. Current market values of both equity securities and marketable debt securities are estimated by the Company's management based primarily on public market quotations for the majority of the securities. Partnership investments of $1,892,000 and $2,619,000 at December 31, 1993 and 1992, respectively, are accounted for on an equity basis and, therefore, fair value and carrying value are identical.

    Commitments to extend credit: The fair value of commitments to extend credit is calculated by combining commitment fees collected but unearned as of December 31, 1993 with an estimate of unused line fees to be earned during 1994. The actual level of unused line fees earned during 1994 will vary based on actual line usage as well as growth of the finance receivable portfolio.

    Guarantees and letters of credit: Fair value is the estimated net amount of letters of credit and guarantee fees to be earned during 1994, assuming historical experience continues as to letters of credit drawings, replacements, and fee levels. The actual level of guarantee and letters of credit income will vary based on actual drawings and replacements as well as the growth of the finance receivable portfolio.

    Subsequent to December 31, 1993, the Company realized pretax gains of $5,622,000 in excess of fair values noted above on certain directly owned debt and equity securities redeemed by a privately held company.

    The estimated fair values for the Company's financial liabilities and related interest rate swap agreements at December 31, 1993 and 1992 are summarized below:

                                                 1993                          1992
                                      ---------------------------   ---------------------------
                                        CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                         AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                      ------------   ------------   ------------   ------------
    Commercial paper................  $148,283,000   $148,283,000   $ 64,915,000   $ 64,915,000
    Long-term senior notes
      payable.......................   237,404,000    245,158,000    216,560,000    224,526,000
    Long-term subordinated notes and
      debentures....................    53,725,000     54,413,000     48,940,000     51,671,000
    Interest rate swap agreements
    (Notional amount: $285,000,000
      at 12/31/93; $257,500,000 at
      12/31/92).....................            --     (8,759,000)            --    (10,947,000)

    Estimated fair values are calculated as follows:

    Commercial paper: Fair value and carrying value are identical due to the short maturity and repricing of these instruments.

    Senior notes payable and subordinated notes and debentures: Fair value is calculated by discounting scheduled cash flows through contractual maturity using estimated market discount rates.

    Interest rate swap agreements: Fair value is obtained from dealer quotes. These values represent the estimated amount the Company would receive to terminate the agreements, taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties. The Company does not intend to unwind these agreements as they are used to effectively convert the fixed rates on long-term debt to variable rates and match interest sensitive assets and liabilities.

NOTE 11. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Unaudited quarterly financial data for 1993 is as follows:

                                                                            THREE MONTHS ENDED
                                                      -------------------------------------------------------------
                                                       MARCH 31         JUNE 30       SEPTEMBER 30      DECEMBER 31
                                                      -----------     -----------      -----------     ------------
    1993
    Total revenues................................    $17,717,000     $21,965,000      $21,491,000      $23,651,000
                                                      -----------     -----------      -----------     ------------
    Net gain on investments.......................        179,000       2,852,000        2,147,000           79,000
                                                      -----------     -----------      -----------     ------------
    Costs and expenses:
      Interest....................................      4,940,000       5,073,000        5,455,000        5,596,000
      Provision for credit losses.................      3,403,000       2,759,000        3,582,000        3,050,000
      General and administrative..................      4,357,000       5,404,000        4,676,000        5,885,000
                                                      -----------     -----------      -----------     ------------
    Total costs and expenses......................     12,700,000      13,236,000       13,713,000       14,531,000
                                                      -----------     -----------      -----------     ------------
    Income from continuing operations before
      taxes.......................................      5,196,000      11,581,000        9,925,000        9,199,000
    Provision for income taxes -- continuing
      operations..................................      2,187,000       4,870,000        4,151,000        3,870,000
                                                      -----------     -----------      -----------     ------------
    Income from continuing operations.............      3,009,000       6,711,000        5,774,000        5,329,000
    Income (loss) from discontinued operations....        410,000        (629,000)        (124,000)      (1,236,000)
                                                      -----------     -----------      -----------     ------------
    Income before extraordinary items.............      3,419,000       6,082,000        5,650,000        4,093,000
    Extraordinary items (1).......................             --              --               --         (561,000)
                                                      -----------     -----------      -----------     ------------
    Net income....................................    $ 3,419,000     $ 6,082,000      $ 5,650,000      $ 3,532,000
                                                      -----------     -----------      -----------     ------------
                                                      -----------     -----------      -----------     ------------
    Primary earnings per share:
      Income from continuing operations...........    $      0.18     $      0.41      $      0.33      $      0.31
      Income (loss) from discontinued
        operations................................           0.02           (0.04)              --            (0.07)
      Extraordinary items (1).....................             --              --               --            (0.03)
                                                      -----------     -----------      -----------     ------------
      Earnings per common and common equivalent
        share.....................................           0.20            0.37             0.33             0.21
                                                      -----------     -----------      -----------     ------------
    Fully diluted earnings per share:
      Income from continuing operations...........    $      0.18     $      0.39      $      0.33      $      0.30
      Income (loss) from discontinued
        operations................................           0.03           (0.04)           (0.01)           (0.07)
      Extraordinary items (1).....................             --              --               --            (0.03)
                                                      -----------     -----------      -----------     ------------
      Earnings per common share assuming full
        dilution..................................    $      0.21     $      0.35      $      0.32      $      0.20
                                                      -----------     -----------      -----------     ------------
                                                      -----------     -----------      -----------     ------------

- ------------------

(1) See Note 9 "Extraordinary Items."

    Unaudited quarterly financial data for 1992 is as follows:

                                                                            THREE MONTHS ENDED
                                                      -------------------------------------------------------------
                                                       MARCH 31         JUNE 30        SEPTEMBER 30     DECEMBER 31
                                                      -----------     -----------      -------------    -----------
    1992:
    Total revenues................................    $16,843,000     $19,597,000      $16,130,000      $14,165,000
                                                      -----------     -----------      -----------     ------------
    Net gain (loss) on investments................      1,853,000       1,001,000         (236,000)         755,000
                                                      -----------     -----------      -----------     ------------
    Costs and expenses:
      Interest....................................      7,213,000       6,524,000        5,557,000        4,974,000
      Provision for credit losses.................      2,231,000       3,770,000        1,790,000          880,000
      General and administrative..................      4,012,000       4,055,000        4,083,000        4,264,000
                                                      -----------     -----------      -----------     ------------
    Total costs and expenses......................     13,456,000      14,349,000       11,430,000       10,118,000
                                                      -----------     -----------      -----------     ------------
    Income from continuing operations before
      taxes.......................................      5,240,000       6,249,000        4,464,000        4,802,000
    Provision for income taxes -- continuing
      operations..................................      2,225,000       2,639,000        1,847,000        1,910,000
                                                      -----------     -----------      -----------     ------------
    Income from continuing operations.............      3,015,000       3,610,000        2,617,000        2,892,000
    Income (loss) from discontinued operations....        350,000         348,000           74,000         (209,000)
                                                      -----------     -----------     ------------     ------------
    Income before extraordinary...................      3,365,000       3,958,000        2,691,000        2,683,000
    Extraordinary items (1).......................             --        (505,000)          (5,000)         (42,000)
                                                      -----------     -----------      -----------     ------------
    Net income....................................    $ 3,365,000     $ 3,453,000      $ 2,686,000      $ 2,641,000
                                                      -----------     -----------      -----------     ------------
                                                      -----------     -----------      -----------     ------------
    Primary earnings per share:
      Income from continuing operations...........    $      0.27     $      0.28      $      0.17      $      0.17
      Income (loss) from discontinued
        operations................................           0.03            0.02               --            (0.01)
      Extraordinary items (1).....................             --           (0.04)              --               --
                                                      -----------     -----------      -----------     ------------
      Earnings per common and common equivalent
        share.....................................    $      0.30     $      0.26      $      0.17      $      0.16
                                                      -----------     -----------      -----------     ------------
    Fully diluted earnings per share:
      Income from continuing operations...........    $      0.24     $      0.24      $      0.16      $      0.17
      Income (loss) from discontinued
        operations................................           0.03            0.02               --            (0.01)
      Extraordinary items (1).....................             --           (0.03)              --               --
                                                      -----------     -----------      -----------     ------------
      Earnings per common share assuming full
        dilution..................................    $      0.27     $      0.23      $      0.16      $      0.16
                                                      -----------     -----------      -----------     ------------
                                                      -----------     -----------      -----------     ------------

- ------------------

(1) See Note 9 "Extraordinary Items."

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Foothill Group, Inc.

    We have audited the accompanying consolidated balance sheets of The Foothill Group, Inc. as of December 31, 1993 and 1992 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Foothill Group, Inc. at December 31, 1993 and 1992 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Notes to the Financial Statements, in 1993 the Company changed its method of accounting for income taxes and certain debt and equity securities.

                                            ERNST & YOUNG

Los Angeles, California
January 28, 1994

                               STOCK INFORMATION

    The Common Stock of The Foothill Group, Inc. is listed on the New York Stock Exchange. The NYSE symbol is FGI.

                                                                             QUARTERLY STOCK
                                                                                 PRICES
                                                                             ---------------
                                                                             HIGH       LOW
                                                                             ----       ----
Calendar Quarters 1993:
  First Quarter............................................................  $ 9 7/8    $ 7 1/2
  Second Quarter...........................................................  $11 3/8    $ 8 7/8
  Third Quarter............................................................  $13 3/8    $10 5/8
  Fourth Quarter...........................................................  $17 1/2    $12 1/8
Calendar Quarters 1992:
  First Quarter............................................................  $ 9        $ 5
  Second Quarter...........................................................  $ 8 3/4    $ 7 5/8
  Third Quarter............................................................  $ 8 7/8    $ 7 3/4
  Fourth Quarter...........................................................  $ 8 3/4    $ 6 1/2

    During the year ended December 31, 1993, the Board of Directors declared quarterly cash dividends on its Class A Common Stock of $.03 per common share with record dates of March 20, July 20 and October 20. On December 17, 1993, the Board of Directors declared a quarterly cash dividend on its Class A Common Stock of $.05 per common share with a record date of December 28, 1993. No dividends on common shares were paid or declared during 1992 or 1991.

REGISTRAR AND TRANSFER AGENT

    Harris Trust Company of California, 601 South Figueroa, Suite 4900, Los Angeles, California 90017, (213) 239-0672

STOCKHOLDERS OF RECORD

    As of February 25, 1994, there were 807 Foothill Class A Common Stockholders of record.