Form 10-K405, Exhibit 13
period 1994-12-31
FOOTHILL GROUP INC
filed 1995-03-21
CIK 37941

                                                                  EXHIBIT 13.1

SELECTED CONSOLIDATED FINANCIAL DATA

Five years ended December 31, 1994                                                                       The Foothill Group, Inc.
- ---------------------------------------------------------------------------------------------------------------------------------

                                                                     Year ended December 31,
                                    ---------------------------------------------------------------------------------------------
(Dollars in thousands,
 except per share data)                1994               1993              1992                1991              1990
- ---------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA*:
Interest and fees earned             $87,088  13.5%   $ 65,125   12.9%   $54,988   12.6%      $56,824  13.4%    $ 63,516   14.8%
Interest expense                      28,519   4.4      21,064    4.2     24,268    5.6        34,511   8.2       39,046    9.2
- ---------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                  58,569   9.1      44,061    8.7     30,720    7.0        22,313   5.2       24,470    5.6
Asset management fees                  5,460   0.9       6,025    1.2      2,979    0.7         3,255   0.8        1,835    0.4
Gain (loss) from asset sales and
managed partnerships                  24,899   3.9      18,260    3.6     11,942    2.8         5,608   1.3       (6,892)  (1.6)
Provision for credit losses            9,658   1.5      12,794    2.5      8,671    2.0         7,298   1.7        3,443    0.8
General and administrative
expenses                              24,751   3.9      19,651    3.9     16,215    3.7        13,727   3.3       12,583    2.9
- ---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
before income taxes                   54,519   8.5      35,901    7.1     20,755    4.8        10,151   2.3        3,387    0.7
Provision for income taxes from
continuing operations                 23,443   3.7      15,078    3.0      8,621    2.0         4,467   1.1          437    0.1
- ---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations     31,076   4.8      20,823    4.1     12,134    2.8         5,684   1.2        2,950    0.6
Income (loss) from discontinued
operations                                --    --      (1,579)  (0.3)       563    0.1           374   0.1       (5,238)  (1.2)
- ---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary
items                                 31,076   4.8      19,244    3.8     12,697    2.9         6,058   1.3       (2,288)  (0.6)
Extraordinary items                       --    --        (561)  (0.1)      (552)  (0.1)          213   0.1          563    0.1
- ---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                    $31,076   4.8%    $18,683    3.7%   $12,145    2.8%      $ 6,271   1.4%    $ (1,725)  (0.5)%
=================================================================================================================================

*Percentages are percent of average assets of continuing operations (excluding unrealized gains on marketable debt and equity securities).


PER SHARE DATA (shares in thousands):
Fully diluted earnings from
  continuing operations                $  1.77     $      1.20          $    0.81          $   0.52          $    0.30
Income (loss) from discontinued
  operations                                 -           (0.09)              0.04              0.03              (0.54)
Extraordinary items                          -           (0.03)             (0.03)             0.02               0.06
- --------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per
  common share                         $   1.77     $      1.08         $    0.82          $   0.57          $   (0.18)
================================================================================================================================
Number of shares used in
  computing per share amount             17,527          17,363            15,650            12,400              9,690
================================================================================================================================
Declared cash dividends per
  common share                         $   0.22        $   0.14          $      -          $      -           $   0.21
================================================================================================================================
SELECTED BALANCE SHEET DATA:
Total assets                           $738,190        $606,507          $474,383          $440,877           $450,944
Average assets**                        642,479         520,105           448,941           435,492            441,092
Average assets of continuing
  operations**                          642,479         504,022           433,158           421,734            426,651
Average stockholders' equity**          147,425         137,448           103,823            68,765             66,216
Average stockholders' equity in
  continuing operations**               147,425         121,365            88,040            55,007             51,775
Finance receivables                     659,356         514,518           394,895           390,314            412,681
Average finance receivables**           591,263         480,353           413,067           403,856            404,362
================================================================================================================================
Sources of funds employed:
  Commercial paper                     $214,897        $148,283          $ 64,915          $ 10,886           $  4,058
  Other short-term borrowings            10,000               -                 -           139,800            162,300
  Senior notes                          268,829         237,404           216,560           143,995            131,602
  Subordinated notes and
    debentures                           50,550          53,725            48,940            64,142             81,919
  Stockholders' equity                  172,410         152,147           129,012            74,505             63,298
- --------------------------------------------------------------------------------------------------------------------------------
  Total funds employed                 $716,686        $591,559          $459,427          $433,328           $443,177
=================================================================================================================================


**Average assets, stockholders' equity and finance receivables are monthly averages and exclude unrealized gains on marketable debt and equity securities.

SELECTED FINANCIAL DATA FOR FOOTHILL CAPITAL CORPORATION

Five years ended December 31, 1994
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                     Year ended December 31,
                                    ----------------------------------------------------------------------------------------------
(Dollars in thousands)                  1994               1993              1992              1991               1990
- ----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA*:
Interest and fees earned            $ 85,713    14.1%  $ 63,951    12.9% $ 54,575    12.7% $ 56,418    13.5%  $ 60,781   15.0%
Interest expense                      29,494     4.8     22,218     4.5    23,113     5.4    29,805     7.2     33,143    8.2
- ----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                  56,219     9.3     41,733     8.4    31,462     7.3    26,613     6.3     27,638    6.8
Gain (loss) from asset sales          14,549     2.4     13,179     2.6     8,305     1.9     3,591     0.9       (618)  (0.2)
Provision for credit losses            9,554     1.6     12,254     2.5     8,641     2.0     6,377     1.5      3,774    0.9
General and administrative expenses   21,264     3.5     16,565     3.3    14,819     3.4    13,334     3.2     12,461    3.1
- ----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
  extraordinary item                  39,950     6.6     26,093     5.2    16,307     3.8    10,493     2.5     10,785    2.6
Provision for income taxes            17,178     2.8     10,959     2.2     6,849     1.6     4,302     1.0      4,314    1.1
- ----------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item      22,772     3.8     15,134     3.0     9,458     2.2     6,191     1.5      6,471    1.5
Extraordinary item                         -     -         (561)   (0.1)        -     -           -     -            -   -
- ----------------------------------------------------------------------------------------------------------------------------------
Net income                          $ 22,772     3.8%  $ 14,573     2.9%  $ 9,458     2.2%  $ 6,191     1.5%   $ 6,471    1.5%
==================================================================================================================================


*Percentages are percent of average assets (excluding unrealized gains on marketable debt and equity securities).

SELECTED BALANCE SHEET DATA:
Total assets                        $701,421           $572,630          $437,867          $408,713           $416,584
Average assets**                     608,856            495,501           431,120           417,332            405,310
Finance receivables                  648,763            506,673           393,530           389,521            407,134
Average finance receivables**        581,315            476,382           412,203           401,858            397,232
====================================================================================================================================
Sources of funds employed:
  Commercial paper                  $214,897           $148,283          $ 64,915          $ 10,886           $  4,058
  Other short-term borrowings         10,000                  -                 -           139,800            162,300
  Senior notes                       267,633            233,817           216,560           120,313            116,642
  Subordinated notes and
    debentures                        59,300             64,225            62,190            58,420             54,850
  Stockholder's equity               132,309            114,133            83,127            73,669             70,498
- ------------------------------------------------------------------------------------------------------------------------------------
  Total funds employed              $684,139           $560,458          $426,792          $403,088           $408,348
====================================================================================================================================

**Average assets and finance receivables are a monthly average (excluding unrealized gains on marketable debt and equity securities).


OTHER SELECTED DATA:
Nonperforming finance receivables
  and repossessed assets***          $ 6,891           $ 16,296          $ 22,057          $ 20,890           $ 17,957
Allowance for credit losses           16,957             13,857            10,527             8,047              8,475
Actual writeoffs during the
  year, net                            6,454              8,924             6,161             6,805              3,524
Number of employees                      114                108               100               101                 98
====================================================================================================================================

***Includes repossessed assets and loans that have contractual installments more than sixty days past due.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Business - Subsidiaries, Offices and Receivables Outstanding

     The Foothill Group, Inc. ("Foothill" or "Parent Company") is a specialized financial services company which operates two tightly linked businesses: commercial lending and money management. Foothill's wholly owned subsidiary, Foothill Capital Corporation ("Foothill Capital"), provides asset-based financing to businesses throughout the United States. Foothill also engages in money management for institutional investors through two limited partnerships. Unless the context otherwise indicates, the "Company" refers to Foothill and its subsidiary. The areas of commercial finance in which the Company principally engages include revolving and term lending. The Company's loans are secured by accounts receivable, inventory, real estate and/or personal property, equipment and other assets. The Company attempts to offset lending risk by lending on a collateralized basis.

     Foothill's money management activities include limited partnerships (Foothill Partners, L.P. and Foothill Partners II, L.P.) in which Foothill is a general partner. These partnerships (the "Funds") invest in loans or securities of companies in financial difficulty or in reorganization. At December 31, 1994, capital subscriptions of the Funds were $515 million. The Foothill Fund and Foothill Recovery Fund, which previously had total capital subscriptions of $77 million, ceased operations and were fully liquidated on December 31, 1994.

     Foothill Capital operates primarily out of one office in Los Angeles, California. Foothill Capital also maintains a satellite office in the Boston area primarily for use by its field examiners, a satellite office in the Chicago area used by marketing representatives, and a small business lending unit near Richmond, Virginia, effective January 1995.

     Effective December 23, 1993, Foothill completed the spin-off of its Foothill Thrift and Loan subsidiary to Foothill shareholders. All previously reported financial results of Foothill Thrift and Loan, through the record date for the spin-off, are classified as discontinued operations. Revenues of Foothill Thrift and Loan totaled $21,658,000 and $23,131,000 for the years ended December 31, 1993 and 1992, respectively.

     Finance receivables outstanding by company were as follows for the past three years:


- ------------------------------------------------------------------------------------------------------------------------------------
                                                       December 31, 1994          December 31, 1993       December 31, 1992
                                                       --------------------       -------------------     -------------------
                                                                   % OF                       % of                     % of
(Dollars in thousands)                                  AMOUNT     TOTAL          Amount      Total        Amount      Total
- ------------------------------------------------------------------------------------------------------------------------------------

Foothill Capital                                       $648,763       98.4%       $506,673       98.5%     $393,530      99.7%
Parent Company                                           10,593        1.6           7,845        1.5         1,365       0.3
  Total finance receivables                            $659,356      100.0%       $514,518      100.0%     $394,895     100.0%
====================================================================================================================================


ANALYSIS OF AMOUNTS DUE THE COMPANY BY CATEGORIES

     The following table shows the net amounts due the Company (before the allowance for credit losses) in the various financing categories and the percentages of the total represented by each category:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                       December 31, 1994          December 31, 1993        December 31, 1992
                                                       -----------------          -----------------        -----------------
                                                                   % OF                       % of                     % of
(Dollars in thousands)                                  AMOUNT     TOTAL          Amount      Total        Amount      Total
- ------------------------------------------------------------------------------------------------------------------------------------

Revolving loans:
  Foothill Capital                                     $474,714       72.0%       $319,792       62.1%     $186,422      47.3%
  Parent Company                                          6,349        1.0           6,581        1.3             -      -
- ------------------------------------------------------------------------------------------------------------------------------------
    Total revolving loans                               481,063       73.0         326,373       63.4       186,422      47.3
- ------------------------------------------------------------------------------------------------------------------------------------
Term loans:
  Foothill Capital                                      174,049       26.4         186,881       36.3       207,108      52.4
  Parent Company                                          4,244        0.6           1,264        0.3         1,365       0.3
- ------------------------------------------------------------------------------------------------------------------------------------
    Total term loans                                    178,293       27.0         188,145       36.6       208,473      52.7
- ------------------------------------------------------------------------------------------------------------------------------------
      Total loans                                      $659,356      100.0%       $514,518      100.0%     $394,895     100.0%
====================================================================================================================================

     As shown in the previous table, revolving loans outstanding increased $154,690,000 from $326,373,000 at December 31, 1993 to $481,063,000 at December
31, 1994. Revolving loans fluctuate on a daily basis and continue to be a principal area of emphasis in Foothill Capital's lending operations. Term loans decreased $9,852,000 from $188,145,000 at December 31, 1993 to $178,293,000 at
December 31, 1994. The overall increase in outstandings was primarily the result of new business at Foothill Capital offset by loan repayments.


RESULTS OF OPERATIONS

Year ended December 31, 1994 compared to year ended December 31, 1993:

     The Company recorded net income of $31,076,000 and $18,683,000 for the years ended December 31, 1994 and 1993, respectively. Fully diluted earnings per share were $1.77 and $1.08 for the years ended December 31, 1994 and 1993, respectively.

     The increase in net income was due primarily to (a) a significant increase in net interest revenue, (b) a substantial increase in gains from asset sales and managed partnerships, and (c) a reduction in the provision for credit losses, offset by increases in general and administrative expenses and the provision for income taxes.

Year ended December 31, 1993 compared to year ended December 31, 1992:

     The Company recorded net income of $18,683,000 and $12,145,000 for the years ended December 31, 1993 and 1992, respectively. Fully diluted earnings per share were $1.08 and $.82 for the years ended December 31, 1993 and 1992, respectively.

     The increase in net income was due primarily to (a) a significant increase in net interest revenue and (b) an increase in gains from asset sales and managed partnerships, offset by a loss on discontinued operations, increases in general and administrative expenses, the provision for credit losses and the provision for income taxes.


ANALYSIS OF NET INTEREST REVENUE

     Net interest revenue is interest income plus loan related fees less interest expense. See "Selected Consolidated Financial Data." The Company does not currently record income on certain assets including a portion of discounted finance receivables due from borrowers in reorganization (see Note 1 of Notes to Consolidated Financial Statements), nonperforming finance receivables, repossessed assets, and nonperforming investments, but does incur holding costs (primarily interest expense), which adversely affect net interest revenue. Net interest revenue is also impacted by a number of other factors including loan pricing, the Company's liability structure and its ability to match interest sensitive assets and liabilities.

Year ended December 31, 1994 compared to year ended December 31, 1993:

     Net interest revenue increased to $58,569,000 in 1994 from $44,061,000 in 1993 and increased as a percent of average assets to 9.1% in 1994 from 8.7% in 1993. The increase resulted from (a) an increase in loan related fees as a percent of average assets, and (b) a reduction in cost of funds in relation to the prime interest rate at Foothill Capital due to a higher percentage of total borrowings funded by lower cost commercial paper. Specifically, at Foothill Capital, net interest revenue as a percent of average assets increased from 8.4% in 1993 to 9.3% in 1994.

Year ended December 31, 1993 compared to year ended December 31, 1992:

     Net interest revenue increased to $44,061,000 in 1993 from $30,720,000 in 1992 and increased as a percent of average assets to 8.7% in 1993 from 7.0% in 1992. The increase resulted from a decreased cost of funds at Foothill due to the elimination of its senior and subordinated debt in late 1992, a significant reduction in cost of funds at Foothill Capital due to an increase in outstanding commercial paper and the effect of swap agreements. Specifically, at Foothill Capital, net interest revenue as a percent of average assets increased from 7.3% in 1992 to 8.4% in 1993.

     Yearly net interest revenue comparisons are affected by, among other things, differences in the amount of interest-free funds obtained by the Company (for example, equity). The following table illustrates the source of funds employed between interest-bearing borrowings and interest-free funds for the past three years.

- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Year ended
                                                       ----------------------------------------------------------------------------

                                                       December 31, 1994          December 31, 1993       December 31, 1992
                                                       -----------------          -----------------       -----------------
                                                                   % OF                       % of                     % of
(Dollars in thousands)                                  AMOUNT     TOTAL          Amount      Total        Amount      Total
- ------------------------------------------------------------------------------------------------------------------------------------
Average interest-bearing borrowings                    $473,621       73.7%       $367,657       70.7%     $336,118      74.9%
Average interest-free funds                             168,858       26.3         152,448       29.3       112,823      25.1
- ------------------------------------------------------------------------------------------------------------------------------------
  Total                                                $642,479      100.0%       $520,105      100.0%     $448,941     100.0%
====================================================================================================================================

ASSET MANAGEMENT FEES

     The Company is a general partner of two limited partnerships. These partnerships invest in debt instruments of companies in reorganization or in the process of restructuring. The limited partners are required to pay the Company, as a general partner, management fees based on the amount of subscribed capital.

Year ended December 31, 1994 compared to year ended December 31, 1993:

     For the years ended December 31, 1994 and 1993, the Company recorded asset management fees of $5,460,000 and $6,025,000, respectively. The decrease in 1994 was due primarily to a reduction in the level of assets managed, as Foothill Fund and Foothill Recovery Fund were fully liquidated as of December 31, 1994. Asset management fees received from Foothill Fund and Foothill Recovery Fund were $467,000 and $763,000 for the years ended December 31, 1994 and 1993, respectively.

Year ended December 31, 1993 compared to year ended December 31, 1992:

     For the years ended December 31, 1993 and 1992, the Company recorded asset management fees of $6,025,000 and $2,979,000, respectively. The increase in 1993 was due to a significant increase in the amount of money under management due to the start of Foothill Partners II, L.P. in March 1993.

GAINS FROM ASSET SALES AND MANAGED PARTNERSHIPS

     Gains from asset sales are generated by sales or exchanges of finance receivables and equity securities, and occur intermittently. Gains from managed partnerships arise from profit distributions received from the Company's investments in the Funds and vary by quarter, depending on the level of profits generated within the partnerships. See additional information in "Investments."

Year ended December 31, 1994 compared to year ended December 31, 1993:

     For the years ended December 31, 1994 and 1993, the Company recorded gains from asset sales and managed partnerships of $24,899,000 and $18,260,000, respectively. The increase in 1994 was due primarily to a significant increase in profit distributions received from the Company's investments in the Funds and a slight increase in net gains resulting from sales and exchanges of finance receivables at Foothill Capital.

Year ended December 31, 1993 compared to year ended December 31, 1992:

     For the years ended December 31, 1993 and 1992, the Company recorded gains from asset sales and managed partnerships of $18,260,000 and $11,942,000, respectively. The increase in 1993 was due primarily to a significant increase in net gains resulting from sales and exchanges of finance receivables at Foothill Capital and an increase in profit distributions received from the Company's investment in the Funds.


INTEREST RATE FLUCTUATIONS

     The Company attempts to minimize the effect of fluctuating interest rates by approximately matching interest sensitive assets and liabilities. The following table illustrates interest sensitive assets and liabilities at the dates indicated:

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                   December 31,
                                                                                       --------------------------------------
(Dollars in thousands)                                                                  1994          1993           1992
- -----------------------------------------------------------------------------------------------------------------------------

Assets interest sensitive or maturing within 90 days                                  $646,231       $517,584      $348,755
Liabilities interest sensitive or maturing within 90 days                              524,495        446,871       322,415
- -----------------------------------------------------------------------------------------------------------------------------
Excess interest sensitive assets                                                      $121,736       $ 70,713      $ 26,340
=============================================================================================================================


     The Company monitors the relationship of interest sensitive assets and liabilities in an attempt to minimize interest rate risk. The Company can also "match" interest sensitive assets and liabilities through its balance between lending to customers on a variable or fixed rate basis. During the last several years at Foothill Capital, a number of fixed rate finance receivables and investments were liquidated and replaced with interest sensitive assets. Since 1990, medium and long-term fixed rate indebtedness issued by Foothill Capital has been converted into variable rate indebtedness through the use of interest rate swaps which extend through the year 2001 and which totaled $285,000,000 at December 31, 1994.


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

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
                                                                                      ---------------------------------------
(Dollars in thousands)                                                                  1994          1993           1992
- -----------------------------------------------------------------------------------------------------------------------------
Finance receivables plus repossessed assets                                           $659,912       $514,518      $396,677
Allowance for credit losses                                                             17,260         14,057        10,527
Percent of such allowance to finance receivables plus repossessed assets                  2.62%          2.73%         2.65%
Actual writeoffs during the year, net of recoveries                                      6,455          9,264         6,191
Provision for credit losses charged to income during the year                            9,658         12,794         8,671
Percent of provision for credit losses to net writeoffs during the year                    150%           138%          140%
Percent of net writeoffs to finance receivables plus repossessed assets                   0.98%          1.80%         1.56%
=============================================================================================================================

     The provision for credit losses decreased from $12,794,000 at December 31, 1993 to $9,658,000 at December 31, 1994 due to a decrease in actual writeoffs at Foothill Capital from $9,264,000 for the year ended December 31, 1993 to $6,455,000 for the year ended December 31, 1994 combined with a slight decrease in the general allowance for credit losses, as a percent of finance receivables plus repossessed assets, from 2.73% to 2.62% at December 31, 1993 and 1994, respectively.


NONPERFORMING FINANCE RECEIVABLES AND REPOSSESSED ASSETS

     The following table contains information concerning delinquencies on loans under which installments are more than sixty days past due, loans which are contractually in default, other than discounted finance receivables, and for which legal proceedings have been initiated to repossess or liquidate the underlying collateral, and repossessed assets, all of which are classified as nonperforming assets. Nonperforming assets have a significant negative effect on interest margin and general and administrative expense since the

Company does not recognize income on these accounts but does incur holding costs (primarily interest expense). As the following table illustrates, the Company's nonperforming assets as a percent of finance receivables plus repossessed assets decreased from 3.17% at December 31, 1993 to 1.04% at December 31, 1994.


- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
                                                                                      ----------------------------------------
(Dollars in thousands)                                                                  1994          1993           1992
- ------------------------------------------------------------------------------------------------------------------------------
Finance receivables plus repossessed assets                                           $659,912       $514,518      $396,677
Loans more than 60 days past due                                                         6,335         16,296        21,026
Percent of above to finance receivables plus repossessed assets                           0.96%          3.17%         5.30%
Repossessed assets, net                                                                    556              -         1,782
Percent of above to finance receivables plus repossessed assets                           0.08%             -          0.45%
- ------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                                             $ 6,891       $ 16,296      $ 22,808
- ------------------------------------------------------------------------------------------------------------------------------
Percent of above to finance receivables plus repossessed assets                           1.04%          3.17%         5.75%
==============================================================================================================================


     As shown in the preceding table, nonperforming assets have decreased in both dollars and as a percentage of finance receivables plus repossessed assets in 1994. Historically, such percentage of nonperforming assets has generally ranged between 3% and 6% of finance receivables plus repossessed assets and has fluctuated within this range from quarter to quarter. Due to the Company's increased emphasis on revolving loans and its ability to resolve and liquidate problem accounts, nonperforming assets are currently 1.04% of finance receivables plus repossessed assets. The Company expects continued fluctuations in the amount of nonperforming assets. The Company's finance receivable portfolio is well diversified within various industries, however, no assurances can be given that nonperforming assets will not increase above the historical 3% to 6% range. Material increases in nonperforming assets would have a significant negative effect on the Company's net interest revenue and could also negatively impact the Company's writeoff levels. See "Analysis of Net Interest Revenue" and "Writeoffs and Allowance for Credit Losses."

     The amount of loans more than 60 days past due can vary based on borrowers' timeliness in servicing their obligations. Foreclosure proceedings can commence at any time, but generally commence when no contractual payment has been made within the past 91 days or more. Repossession occurs when the Company has taken physical possession and title to the chattel or other property.

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


GENERAL AND ADMINISTRATIVE EXPENSE

     The following table sets forth major items of general and administrative expense for the periods indicated:

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year ended December 31,
                                                                                       ---------------------------------------
(Dollars in thousands)                                                                  1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------------
Employee related                                                                       $17,384        $14,125       $11,194
Occupancy and office                                                                     2,167          1,908         1,589
Professional services                                                                      375            497           511
Data processing and communications                                                         955            783           740
Credit and collection                                                                    2,227          1,041         1,040
Advertising                                                                                593            411           324
Insurance and bond premiums                                                                473            371           342
Other                                                                                      577            515           475
- ------------------------------------------------------------------------------------------------------------------------------
  Total general and administrative expense                                             $24,751        $19,651       $16,215
==============================================================================================================================

Year ended December 31, 1994 compared to year ended December 31, 1993:

     As a percent of average assets of continuing operations, general and administrative expense remained constant at 3.9% for the years ended December 31, 1993 and 1994, respectively. In dollars, general and administrative expense increased from $19,651,000 in 1993 to $24,751,000 in 1994. Foothill Capital had an increase in general and administrative expense of $4,699,000 for the year ended December 31, 1994 compared to the year ended December 31, 1993. The increase in 1994 was primarily due to increases in employee compensation and related expenses, data processing, occupancy, and credit and collection expenses. Other categories remained relatively constant with prior years.

Year ended December 31, 1993 compared to year ended December 31, 1992:

     As a percent of average assets of continuing operations, general and administrative expense increased from 3.7% to 3.9% for the years ended December 31, 1992 and 1993, respectively. In dollars, general and administrative expense increased from $16,215,000 in 1992 to $19,651,000 in 1993. Foothill Capital had an increase in general and administrative expenses of $1,746,000 for the year ended December 31, 1993 compared to the year ended December 31, 1992. The increase in 1993 was primarily due to increases in employee compensation levels and related expenses and an increase in occupancy expense due to the lease of additional office space.


PROVISION FOR INCOME TAXES

     The 1994, 1993 and 1992 provision for income taxes was 43%, 42% and 41%, respectively, which is based on combined state and federal statutory tax rates.

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


CAPITAL RESOURCES

     Growth of the Company's assets is dependent, in part, on its ability to increase capital funds (common and/or preferred stock, retained earnings and subordinated debt). The increase in capital funds in 1994 is due to the increase in retained earnings resulting from continued profitability and the election of a number of stock option holders to exercise their stock options, which generated net proceeds of $1,262,000. These increases in capital funds were offset by payments on subordinated notes, a decrease in equity arising from a reduction in unrealized gains on marketable debt and equity securities, and the repurchase and retirement of a portion of the Company's stock which totaled $3,724,000. The increase in capital funds in 1993 was due to the issuance of subordinated notes at Foothill Capital, the increase in retained earnings resulting from continued profitability and the increase in equity as a result of adoption of FASB Statement No. 115 (see Note 12 of Notes to Consolidated Financial Statements). During 1993, a number of stock option holders also elected to exercise their stock options, which generated $2,112,000 of capital funds. The increase in capital funds in 1992 was due primarily to the sale of 3,450,000 Class A common shares of the Company which generated net proceeds of $26,677,000. During 1992, a number of stock option holders also elected to exercise their stock options. Exercise of these options generated proceeds of $2,448,000, which increased the capital funds of the Company. Total capital funds were as follows on the dates indicated:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   December 31,
                                                                                      ----------------------------------------------
(Dollars in thousands)                                                                  1994          1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
Total capital funds                                                                   $222,960       $205,872      $177,952
====================================================================================================================================

     Under the terms of various loan agreements, Foothill Capital cannot exceed certain maximum senior debt to capital funds ratios. At December 31, 1994, Foothill Capital was in compliance with such loan agreement covenants. Foothill Capital had a ratio of senior debt to capital funds of 2.6:1 at December 31, 1994, which was less than the maximum 3.2:1, as defined and allowable under its most restrictive loan agreements.

     In addition to borrowing from external sources, Foothill Capital is capitalized by loans and equity investments from Foothill. Repayment of such loans or equity investments is subject to restrictions under the various loan agreements mentioned above. At December 31, 1994, Foothill's aggregate equity investment in Foothill Capital was $132,309,000 and its advances to Foothill Capital were $8,750,000, which was in the form of subordinated debt.


LIQUIDITY

     Liquidity is the ability to meet cash requirements such as payment of maturing debt obligations or availability of loan funds for existing or new customers' borrowing needs.

     The primary source of Foothill Capital's short-term funding is commercial paper and other short-term borrowings, which represented 41% of its total debt outstanding as of December 31, 1994. During 1994, commercial paper borrowings increased by

$66,614,000 to $214,897,000 at December 31, 1994, and were used primarily to fund growth in the finance receivable portfolio. Commercial paper borrowings are supported by two committed revolving credit facilities with 23 banks, which totaled $345,000,000 at December 31, 1994. As of February 1, 1995, the credit facilities were increased to an aggregate of $375,000,000. The credit facilities consist of a $230,000,000 multi-year revolving credit facility expiring on June 30, 1997 and a $115,000,000 revolving credit facility expiring on June 29, 1995. The $115,000,000 revolving credit facility allows the Company to convert outstanding borrowings into a one-year term loan prior to maturity. As of December 31, 1994, Foothill Capital had $120,103,000 in availability (total amount of credit facilities minus outstanding commercial paper and bank borrowings) under its bank credit facility.

     During 1994, Foothill Capital issued privately an aggregate total of $60,000,000 in senior notes consisting of $35,000,000 of variable rate notes with a maturity of one year, $5,000,000 of variable notes with a maturity of two years, and $20,000,000 of fixed rate notes with a maturity of two and one-half years. During 1993, Foothill Capital issued $70,000,000 of variable and fixed rate senior notes with maturities ranging from one to seven years and $25,000,000 in fixed rate senior subordinated notes with a final maturity of ten years. Proceeds from these debt issuances were used to prepay approximately $29,000,000 of higher coupon senior and subordinated debt, repay debt maturing during 1993, and fund growth in Foothill Capital's finance receivable portfolio. The prepayment of the higher coupon notes resulted in an extraordinary after tax charge of $561,000 in the fourth quarter of 1993. During 1992, Foothill Capital issued $100,000,000 of senior notes with maturities from three to seven years and $10,000,000 of subordinated notes with final maturities of ten years. During the past five years, Foothill Capital has reduced its overall reliance on short-term sources of financing.

     Foothill Capital's total capitalization of $684,139,000 at December 31, 1994 consisted of stockholder's equity of $132,309,000 and debt of $551,830,000. Foothill Capital's debt-to-equity ratio at December 31, 1994 was 4.2 to 1 compared to 3.9 to 1 at December 31, 1993. Included in the debt of Foothill Capital at December 31, 1994 was $8,750,000 of junior subordinated notes payable to Foothill. Foothill Capital has paid no dividends to Foothill during the past three years. The repayment of subordinated debt and payment of dividends are limited by the provisions of Foothill Capital's debt agreements with its bank and institutional lenders. Dividends to Foothill are currently limited to 50% of net income and as of December 31, 1994, Foothill Capital could pay $26,712,000 in dividends to Foothill.

     Foothill Capital, in the normal course of its operations, uses interest rate swap transactions to effectively convert its fixed rate debt obligations to floating rate in order to match its primarily floating rate finance receivable portfolio and hedge the Company's exposure to interest rate fluctuations. At December 31, 1994, Foothill Capital maintained interest rate swap agreements with notional amounts aggregating $285,000,000 with seven major financial institutions as counterparties. At December 31, 1994, each counterparty was rated A or better by one or more major credit agencies. At December 31, 1994, after giving effect to the interest rate swap agreements, Foothill Capital's interest sensitive assets exceeded its interest sensitive liabilities by approximately $86,267,000, which represented approximately 12% of its total assets.

     Foothill Capital's commercial paper is rated "A-2" by Standard and Poor's Ratings Group, "D-2" by Duff & Phelps Credit Rating Co. and "F-2" by Fitch Investors Service, Inc. The Company's senior debt rating is "BBB" by Standard and Poor's and "BBB+" by Duff & Phelps. In addition, Foothill Capital's senior obligations are rated "BBB+" by Fitch.

     The Company believes that Foothill Capital's liquidity requirements in the foreseeable future will be satisfied through internally generated funds, commercial paper and term debt issuance, as well as with unused portions of its bank lines of credit and revolving credit facilities.

     The major cash outflows of Foothill have historically consisted of payments of interest and principal on its indebtedness and taxes. However, Foothill eliminated most of its senior indebtedness in 1992 using proceeds of the previously noted common stock offering. Subordinated indebtedness was also eliminated during 1992 as $13,473,000 in 9.5% convertible subordinated debentures were converted to Class A common stock. The balance of the 9.5% debentures totaling $601,000 as well as $4,948,000 in 12.5% subordinated debentures were redeemed in 1992 for cash. In February 1993, the Company's Board of Directors reinstituted its regular quarterly cash dividend. Cash dividends declared by the Company's Board of Directors on its Class A Common Stock totaled $.22 and $.14 for the years ended December 31, 1994 and 1993, respectively. In 1994, Foothill's cash requirements consisted primarily of expenditures for general and administrative costs, tax payments, payments on its remaining liabilities, and payment of preferred and common stock dividends. These expenditures are funded largely through management fees and profits earned in its asset management operations as well as by management fees and loan repayments by Foothill Capital. Management believes these potential sources of liquidity should be sufficient to meet its obligations for the foreseeable future.


INFLATION

     The Company attempts to protect itself from the impact of inflation on interest rates by approximately matching interest sensitive assets with interest sensitive liabilities. See "Interest Rate Fluctuations." Over the past several years, inflation has caused moderate increases in general and administrative expenses.

PARTICIPATION IN HIGHLY LEVERAGED TRANSACTIONS

     Since inception, Foothill and its subsidiaries have been in the commercial finance business. This business includes revolving and term lending on a secured basis. Such business has historically involved a higher degree of credit risk than unsecured or partially secured commercial lending.

     Foothill Capital's portfolio of finance receivables includes loans made to highly leveraged borrowers and loans made in conjunction with corporate recapitalizations and bankruptcy reorganizations. Foothill Capital has been involved with transactions of this nature since 1972.

     Foothill Capital has historically extended credit lines up to $70,000,000 by participating portions of these lines with other commercial finance lenders. Under the terms of its various borrowing agreements, Foothill Capital's largest allowable loan (net of participations) at December 31, 1994 was $28,741,000. Foothill Capital's largest loan (net of participations) to any borrower and its affiliates was $17,886,000 and $13,568,000 at December 31, 1994 and 1993,
respectively. Loans in this portfolio are made in industries including wholesale trade, manufacturing, health care, real estate and numerous others.

     Since Foothill and its subsidiary have been involved with highly leveraged transactions since inception, it is unlikely that its involvement in transactions of this nature will be curtailed in the foreseeable future.


INVESTMENTS

     The Company had $38,301,000 and $32,842,000 at December 31, 1994 and 1993,
respectively, in its investment portfolio including some investments which are in unrated or less than investment grade corporate securities. This portfolio includes numerous debt and equity security positions as well as partnership investment positions held by the Company. (See Note 1 of Notes to Consolidated Financial Statements.) Some of these investments are in companies undergoing reorganization or restructuring.

     At December 31, 1993, the Company adopted the requirements of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and classified its marketable debt and equity securities as "available for sale." Accordingly, these securities have been marked-to-market, with the increase in their carrying value, net of income tax, included as a component of stockholders' equity. Estimated unrealized market appreciation before income taxes as of December 31, 1994 and 1993 was $28,107,000 and $37,805,000, respectively.

     Foothill is also a general partner in two limited partnerships, Foothill Partners, L.P., and Foothill Partners II, L.P. (the "Funds"). The Funds were established to invest in performing and nonperforming senior bank debt of distressed companies. Foothill's investments in the Funds are accounted for on an equity basis. (See Note 1 of Notes to Consolidated Financial Statements.)

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

CONSOLIDATED BALANCE SHEETS

December 31, 1994 and 1993                                                                                  The Foothill Group, Inc.
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994              1993
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                     $ 33,584,000     $ 50,907,000
Equity, debt and partnership investments                                                        38,301,000       32,842,000
Finance receivables (Note 2):
  Revolving loans                                                                              481,063,000      326,373,000
  Term loans                                                                                   178,293,000      188,145,000
- ------------------------------------------------------------------------------------------------------------------------------------
    Finance receivables                                                                        659,356,000      514,518,000
  Allowance for credit losses (Note 3)                                                          17,260,000       14,057,000
- ------------------------------------------------------------------------------------------------------------------------------------
    Finance receivables, net                                                                   642,096,000      500,461,000
Repossessed assets, net                                                                            556,000                -
Deferred income tax assets (Note 7)                                                             10,463,000        9,009,000
Deferred fund and debt issuance costs, net                                                       7,598,000        9,897,000
Property and equipment, at cost less accumulated depreciation and
  amortization ($2,438,000 in 1994; $1,769,000 in 1993)                                          2,387,000        2,269,000
Other assets                                                                                     3,205,000        1,122,000
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                              $738,190,000     $606,507,000
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Commercial paper (Note 4)                                                                   $214,897,000     $148,283,000
  Other short-term borrowings (Note 4)                                                          10,000,000                -
  Senior notes payable (Note 4)                                                                268,829,000      237,404,000
  Accounts payable and accrued liabilities                                                      21,504,000       14,948,000
  Subordinated notes and debentures (Note 5)                                                    50,550,000       53,725,000
- ------------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                         565,780,000      454,360,000
- ------------------------------------------------------------------------------------------------------------------------------------
Lease commitments (Note 8)
Contingencies (Note 10)
Stockholders' equity (Note 6):
  Convertible preferred stock, $1.00 par value, $30.00 per share liquidation
    preference, 9% cumulative, 100,000 shares issued and outstanding                             2,900,000        2,900,000
  Class A common stock, no par value, 16,420,410 shares issued and
    outstanding (16,538,874 at December 31, 1993)                                               99,048,000      101,285,000
  Unrealized gains, net of tax, on marketable debt and equity securities                        15,001,000       19,672,000
  Retained earnings                                                                             55,461,000       28,290,000
- ------------------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                               172,410,000      152,147,000
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                              $738,190,000     $606,507,000
====================================================================================================================================

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 1994, 1993 and 1992                                                             The Foothill Group, Inc.
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31,
                                                                                   1994            1993             1992
- ---------------------------------------------------------------------------------------------------------------------------------
Interest and fees earned                                                        $87,088,000     $65,125,000     $54,988,000
Interest expense                                                                 28,519,000      21,064,000      24,268,000
- ---------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                             58,569,000      44,061,000      30,720,000
Asset management fees                                                             5,460,000       6,025,000       2,979,000
Gains from asset sales and managed partnerships                                  24,899,000      18,260,000      11,942,000
Provision for credit losses                                                       9,658,000      12,794,000       8,671,000
General and administrative                                                       24,751,000      19,651,000      16,215,000
- ---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                            54,519,000      35,901,000      20,755,000
Provision for income taxes (Note 7)                                              23,443,000      15,078,000       8,621,000
- ---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                31,076,000      20,823,000      12,134,000
Income (loss) from discontinued operations                                                -      (1,579,000)        563,000
- ---------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary items                                                31,076,000      19,244,000      12,697,000
Extraordinary items (Note 11)                                                             -        (561,000)       (552,000)
- ---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                      $31,076,000     $18,683,000     $12,145,000
=================================================================================================================================
Earnings per share:
  Primary:
    Income from continuing operations                                               $  1.83         $  1.23         $  0.89
    Income (loss) from discontinued operations                                         -              (0.09)           0.04
    Extraordinary items                                                                -              (0.03)          (0.04)
- ---------------------------------------------------------------------------------------------------------------------------------
    Earnings per common and common equivalent share                                 $  1.83         $  1.11         $  0.89
=================================================================================================================================
 Fully diluted:
    Income from continuing operations                                               $  1.77         $  1.20         $  0.81
    Income (loss) from discontinued operations                                         -              (0.09)           0.04
    Extraordinary items                                                                -              (0.03)          (0.03)
- ---------------------------------------------------------------------------------------------------------------------------------
    Earnings per common share assuming full dilution                                $  1.77         $  1.08         $  0.82
=================================================================================================================================
Number of shares used in per share computations:
  Primary                                                                        16,854,000      16,683,000      13,730,000
=================================================================================================================================
  Fully diluted                                                                  17,527,000      17,363,000      15,650,000
=================================================================================================================================


See accompanying notes.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years ended December 31, 1994, 1993 and 1992                                                                The Foothill Group, Inc.
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                  Unrealized
                                                      Convertible      Class A Common Stock        Gains on
                                                       Preferred       ---------------------      Securities      Retained
                                                         Stock         Shares        Amount   Available for Sale  Earnings
- ------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1991                          $2,900,000     10,264,825   $56,370,000    $         -   $15,235,000
Issuance of common stock (Note 6)                               -      3,450,000    26,677,000              -             -
Conversion of 9.5% subordinated
  debentures (Note 6)                                           -      1,886,906    13,346,000              -             -
Purchase of stock under employee stock
  purchase plan (Note 6)                                        -         33,251       168,000              -             -
Exercise of stock options (Note 6)                              -        568,541     2,448,000              -             -
Dividends on preferred stock                                    -              -             -              -      (277,000)
Net income                                                      -              -             -              -    12,145,000
- ------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992                           2,900,000     16,203,523    99,009,000              -    27,103,000
Purchase of stock under employee stock
  purchase plan (Note 6)                                        -         19,460       164,000              -             -
Exercise of stock options (Note 6)                              -        315,891     1,525,000              -             -
Tax benefit from exercise of stock options                      -              -       587,000              -             -
Dividends on preferred stock                                    -              -             -              -      (270,000)
Dividends declared on common stock ($.14 per share)             -              -             -              -    (2,308,000)
Dividends on spin-off of discontinued operations                -              -             -              -   (14,918,000)
Unrealized gains on securities available for sale
  (Note 12)                                                     -              -             -     19,672,000             -
Net income                                                      -              -             -              -    18,683,000
- ------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993                           2,900,000     16,538,874   101,285,000     19,672,000    28,290,000
Purchase of stock under employee stock
  purchase plan (Note 6)                                        -         16,578       225,000              -             -
Exercise of stock options (Note 6)                              -        158,126       828,000              -             -
Tax benefit from exercise of stock options                      -              -       434,000              -             -
Repurchase and retirement of common stock                       -       (293,168)   (3,724,000)
Dividends on preferred stock                                    -              -             -              -      (270,000)
Dividends declared on common stock ($.22 per share)             -              -             -              -    (3,635,000)
Unrealized gains on securities available for sale
  (Note 12)                                                     -              -             -     (4,671,000)            -
Net income                                                      -              -             -              -    31,076,000
- ------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994                          $2,900,000     16,420,410   $99,048,000    $15,001,000   $55,461,000
====================================================================================================================================



See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 1994, 1993 and 1992                                                       The Foothill Group, Inc.
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31,
                                                                        ------------------------------------------------------------
                                                                            1994               1993              1992
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
  Income from continuing operations before extraordinary items         $   31,076,000     $   20,823,000     $   12,134,000
  Adjustments to reconcile income from continuing operations before extraordinary items to net cash provided by operating activities:
      Provision for credit losses                                           9,658,000         12,794,000          8,671,000
      Depreciation and amortization                                           732,000            560,000            524,000
      Amortization of deferred fund and debt issuance costs                 2,291,000          2,345,000          1,752,000
      Increase in accounts payable and accrued liabilities                  6,399,000          2,246,000          7,543,000
      Net income (loss) from discontinued operations                                -         (1,579,000)           563,000
      Other                                                                (3,934,000)          (444,000)         3,860,000
- ------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                  46,222,000         36,745,000         35,047,000
- ------------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Net proceeds from investment sales and partnership distributions          2,285,000         10,299,000          2,914,000
  Contributions made to partnerships and purchases of investments          (5,748,000)        (3,950,000)        (3,125,000)
  Payments received from net finance receivables
    and sales of repossessed assets                                     7,490,842,000      4,613,538,000      3,729,191,000
  Disbursements made for net finance receivables
    and repossessed assets                                             (7,648,962,000)    (4,745,171,000)    (3,737,457,000)
  Purchase of property and equipment                                         (850,000)        (1,277,000)          (642,000)
- ------------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                    (162,433,000)      (126,561,000)        (9,119,000)
- ------------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
  Net (increase) decrease in deferred fund and debt issuance costs              8,000         (4,550,000)        (5,348,000)
  Proceeds from commercial paper sales                                  1,676,022,000        786,633,000        661,540,000
  Payments on commercial paper maturities                              (1,609,408,000)      (703,265,000)      (607,511,000)
  Proceeds from senior notes payable and net bank borrowings               70,000,000         72,556,000        100,000,000
  Payments on senior notes payable and net bank borrowings                (28,576,000)       (54,811,000)      (167,235,000)
  Proceeds from subordinated notes and debentures                                   -         25,000,000         10,000,000
  Payments on and retirements of subordinated notes and debentures         (3,175,000)       (21,215,000)       (10,738,000)
  Issuance of common stock, net of related costs                            1,487,000          2,276,000         29,175,000
  Repurchase and retirement of common stock                                (3,724,000)                 -                  -
  Dividends paid per common share ($.21 in 1994, $.09 in 1993)             (3,476,000)        (1,396,000)                 -
  Dividends paid on preferred stock                                          (270,000)          (270,000)          (416,000)
- ------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                  98,888,000        100,958,000          9,467,000
- ------------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      (17,323,000)        11,142,000         35,395,000
Cash and cash equivalents at beginning of year                             50,907,000         39,765,000          4,370,000
- ------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                               $   33,584,000     $   50,907,000     $   39,765,000
====================================================================================================================================
Cash paid during the year for:
  Interest expense                                                     $   27,529,000     $   20,962,000     $   23,654,000
  Income taxes                                                         $   24,463,000     $   14,978,000     $   12,140,000
====================================================================================================================================


See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1994                                       The Foothill Group, Inc.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The Foothill Group, Inc. ("Foothill") is a financial services company engaged principally in the commercial finance business through its wholly owned subsidiary, Foothill Capital Corporation ("Foothill Capital"). Foothill also engages in other activities including money management for institutional investors through the operation of two limited partnerships. Unless the context otherwise indicates, the "Company" refers to Foothill and its subsidiary. The consolidated financial statements include the accounts of Foothill and Foothill Capital. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the 1994 presentation. For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Effective December 23, 1993, Foothill completed the spin-off of its Foothill Thrift and Loan subsidiary to Foothill shareholders. All previously reported financial results of Foothill Thrift and Loan, through the record date for the spin-off, are classified as discontinued operations. Revenues of Foothill Thrift and Loan totaled $21,658,000 and $23,131,000 for the years ended December 31, 1993 and 1992, respectively.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results in future periods could be different from those estimates made in the current year. Estimates particularly susceptible to significant change relate to the level of the allowance for credit losses and the valuation of marketable debt and equity securities.

Equity, Debt and Partnership Investments

     Equity securities were primarily received as a result of exchanges of non-public debt and discounted receivables for new securities of the reorganized debtors. At December 31, 1993, the Company adopted the requirements of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and classified its marketable debt and equity securities as "available for sale." Accordingly, these securities have been marked-to-market, with the increase in their carrying value, net of income tax, included as a component of stockholders' equity. The Company has recorded valuation adjustments in cases where an "other than temporary" impairment in estimated net realizable value below the Company's cost basis in investments is believed to have occurred.

     Included in partnership investments are two limited partnerships, Foothill Partners, L.P. and Foothill Partners II, L.P. (the "Funds"), in which the Foothill is a general partner. The 1% general partnership interest in Foothill Partners, L.P. is owned 60% by the Company and 40% by certain of its officers as individuals. The 1% general partnership interest in Foothill Partners II, L.P. is owned 48% by the Company and 52% by certain of its officers as individuals. The general partners make all investment decisions on behalf of the partnerships and manage their operations. Foothill Partners, L.P. and Foothill Partners II, L.P. were established to invest in performing and nonperforming senior bank loans of distressed companies. The Foothill Fund and Foothill Recovery Fund were fully liquidated as of December 31, 1994. The Company's investments in the Funds are accounted for on an equity basis and totaled $2,449,000 and $1,892,000 at December 31, 1994 and 1993, respectively.

Finance Receivables

     Finance receivables are stated at the principal amount net of unearned discounts and deferred fees (net of costs). Interest income includes interest on finance receivables and investments, which is recognized as earned using the interest method, and amortization of loan fees. Loan fees, net of incremental direct costs, are deferred and recognized over the term of the loan commitment using the interest method.

     It is the Company's general policy to suspend the recognition of income on term loans which are 61 days or more contractually delinquent. Recognition of income is generally resumed, and suspended income is recognized when the loan becomes contractually current or collection of suspended amounts is assured.

     One of the Company's lending activities, primarily at Foothill Capital in conjunction with managed partnerships, involves the purchase of discounted finance receivables which are generally due from borrowers in reorganization or in the midst of restructuring. The Company does not amortize discounts into income but does recognize interest income as paid on a cash basis.

     It is the Company's general policy to suspend recognition of income on debt investments which become contractually delinquent as to timely payment of principal or interest. Recognition of income may be resumed and suspended income recognized when the investment becomes contractually current or collection of suspended amounts is assured.

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

Repossessed Assets

     Repossessed assets are included in the financial statements at the lower of cost or fair value less selling costs. Estimated realizable values are based on management's evaluation of numerous factors, including estimated holding costs and periods, appraisals, sales of comparable assets and estimated market conditions at projected disposal dates, and do not necessarily represent current auction values. The Company's writeoff policy is based on a loan by loan review. Repossessed assets, net of specific writedowns, were $556,000 as of December 31, 1994. The Company did not have any repossessed assets as of December 31, 1993.

Deferred Fund and Debt Issuance Costs

     At December 31, 1994, there are $7,132,000 ($8,926,000 at December 31,
1993) in unamortized syndication costs, including fees to placement agents, relating to the formation of partnerships managed by the Company. Such deferred costs are amortized on a straight-line basis over the lives of the partnerships. Debt issuance costs are amortized using the interest method over the applicable lives of the debt instruments.

Asset Management Fees

     Management fees from the Funds are recorded net of amortized deferred fund issuance costs and totaled $5,460,000, $6,025,000 and $2,979,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

Recognition of Gains from Asset Sales and Managed Partnerships

     Gains from asset sales result principally from sales and exchanges of marketable debt and equity securities and totaled $16,618,000, $13,198,000 and $9,356,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The net gains in 1994, 1993 and 1992 were composed of gross realized gains of $17,142,000, $13,602,000 and $10,230,000 and gross realized losses of $524,000,
$404,000 and $874,000, respectively, resulting from sales of these securities whose gross sales proceeds totaled $70,077,000, $60,967,000 and $48,777,000, respectively. Included in the 1994, 1993 and 1992 proceeds are cash proceeds of $53,336,000, $45,673,000 and $45,726,000, respectively, and noncash proceeds of
$16,741,000, $15,294,000 and $3,051,000, respectively, which resulted from investment reorganizations or exchanges.

     The Company recognized earnings using the equity method for its investments in the Funds during the years ended December 31, 1994, 1993 and 1992 of $8,281,000, $5,062,000 and $2,586,000, respectively.

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

Earnings Per Common Share and Income Applicable to Common Stock

     In 1994, 1993 and 1992, primary earnings per common and common equivalent share were determined by dividing net income by the weighted average number of common and dilutive common equivalent shares outstanding. Fully diluted earnings per share calculations in 1992 reflect the additional dilution of the 9.5% convertible subordinated debentures and the resultant increased availability of earnings due to the reduction of interest expense on these debentures, using the "if converted" method. Fully diluted earnings per share are no longer impacted in this fashion due to the elimination of these debentures in 1992. In 1994, 1993 and 1992, fully diluted earnings per share calculations also reflect the additional dilution which would occur through the conversion of the Company's convertible preferred stock and the resultant increased availability of earnings due to the elimination of the cumulative dividend on this preferred stock.

     Income applicable to common stock after deducting preferred stock dividends of $270,000, $270,000 and $277,000 totaled $30,806,000, $18,413,000 and
$11,868,000 in 1994, 1993 and 1992, respectively.


NOTE 2. FINANCE RECEIVABLES

     The Company is engaged primarily in the commercial finance business which includes revolving and term lending. The Company's loans are secured by accounts receivable, inventory, real estate and/or personal property, equipment and other assets. The Company attempts to offset lending risk by providing credit only on a fully collateralized basis.

     The largest industry concentrations, as a percent of finance receivables, at December 31, 1994, and as defined by the two digit standard industrial classifications, were wholesale trade -- durable goods (12.0%), credit agencies other than banks (7.3%); wholesale trade -- nondurable goods (7.2%); and machinery (5.9%). With the exception of California, which represents 29.3% of the finance receivable portfolio at December 31, 1994, the Company's loans are not concentrated geographically.

     Revolving loans are normally contractually due within three years under revolving credit agreements. These loans, totaling $481,063,000 ($326,373,000 in 1993), are shown at the unpaid balance of cash advanced and are secured by $1,888,934,000 of underlying trade accounts receivable and inventory at December
31, 1994 ($1,346,172,000 in 1993). The amounts of cash advanced under these loans is based upon stated percentages of the borrowers' eligible trade accounts receivable and specific advance rates on borrowers' eligible inventory. Yields on revolving loans for the years ended December 31, 1994, 1993, and 1992 exceeded the average prime rate by 8.1%, 6.9% and 6.9%, respectively. The average prime rates for the years ended December 31, 1994, 1993, and 1992 were 7.1%, 6.0% and 6.3%, respectively.

     Generally, term loans are due over periods up to five years and are collateralized by security agreements on various types of equipment, other assets and/or mortgages on real property. This category includes term loans originated by the Company to borrowers in conjunction with revolving loans, as well as on a stand-alone basis. This category also includes nonoriginated loans, primarily at Foothill Capital, which are defined as non-public debt instruments including bank loans and private placements, public debt instruments including registered bonds, notes and debentures, and discounted receivables (which includes public debt instruments and non-public debt instruments acquired at significant discounts and which were in contractual default at the time of the Company's purchase) originated by other lenders and purchased by the Company. At December 31, 1994 and 1993, nonoriginated loans totaled $35,388,000 and $45,169,000, respectively. The Company generally becomes a member of a group of several lenders with respect to each of these nonoriginated loans. Average yields on term loans for the years ended December 31, 1994, 1993, and 1992 were 11.0%, 10.2% and 11.0%, respectively.

     Finance receivables have been reduced by unearned income of $11,506,000 and $7,160,000 at December 31, 1994 and 1993, respectively. Unearned finance income is primarily composed of deferred loan fees on finance receivables.

     The following table shows the net amounts due (excluding the allowance for credit losses) in the various lending categories and the percentages of the total represented by each category at December 31:


- ---------------------------------------------------------------------------------------------------------------------------------
                                                                              1994                               1993
                                                                     -------------------------       ----------------------------
                                                                                       % OF                            % of
                                                                        AMOUNT         TOTAL            Amount         Total
- ---------------------------------------------------------------------------------------------------------------------------------
Revolving loans:
  Originated loans                                                   $476,975,000        72.3%       $315,990,000        61.4%
  Purchased loans:
    Discounted receivables                                              4,088,000         0.6          10,383,000         2.0
- ---------------------------------------------------------------------------------------------------------------------------------
    Total revolving loans                                             481,063,000        72.9         326,373,000        63.4
- ---------------------------------------------------------------------------------------------------------------------------------
Term loans:
  Originated loans:
    Revolving related                                                  67,925,000        10.4          52,555,000        10.2
    Stand alone                                                        79,068,000        12.0         100,804,000        19.6
  Purchased loans:
    Non-public debt instruments                                                 -         -             4,587,000         0.9
    Discounted receivables                                             31,300,000         4.7          30,199,000         5.9
    Public debt instruments                                                     -         -                     -         -
- ---------------------------------------------------------------------------------------------------------------------------------
    Total term loans                                                  178,293,000        27.1         188,145,000        36.6
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                     $659,356,000       100.0%       $514,518,000       100.0%
=================================================================================================================================


     At December 31, 1994 and 1993, finance receivables have been reduced by nonrecourse loan participations of $210,774,000 and $98,260,000, respectively.

     The approximate contractual principal maturities for loans, net of premiums and discounts associated with purchased loans, by category are as follows at December 31, 1994:


- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                  Term Loans
                                                              -----------------------------------------------
                                     Revolving Loans            Originated Loans               Purchased
                                   -----------------------     ------------------             -----------
                                              Discounted       Revolving    Stand             Discounted
(Dollars in thousands)            Originated  Receivables       Related     Alone             Receivables            Total
- ---------------------------------------------------------------------------------------------------------------------------------
1995                               $158,660      $1,419         $18,886    $17,621             $ 4,625             $201,211
1996                                149,381       1,326          21,742      9,733               6,831              189,013
1997                                116,797       1,041           5,809     31,789               2,677              158,113
1998                                  4,937         302           4,124      3,925               3,749               17,037
1999                                 46,841           -          17,364      7,320               5,500               77,025
Thereafter                              359           -               -      8,680               7,918               16,957
- ---------------------------------------------------------------------------------------------------------------------------------
  Total                            $476,975      $4,088         $67,925    $79,068             $31,300             $659,356
=================================================================================================================================

     Foothill Capital has agreements to jointly purchase loans with Foothill Partners, L.P. and Foothill Partners II, L.P., limited partnerships in which Foothill is a general partner. At December 31, 1994, loans outstanding which were purchased under these agree-ments by the Foothill Capital amounted to $33,056,000. Loan purchases, under both of these agreements, are subject to Foothill Capital's normal due diligence and loan approval processes.

     At December 31, 1994 and 1993, income recognition was suspended on $405,000 and $10,366,000, respectively, of term loans. In addition, at December 31, 1994 and 1993, the Company had $5,930,000 in revolving loans in the process of liquidation on which income had been deferred.

     Discounted finance receivables which were paying interest currently totaled $25,205,000 and $34,299,000 at December 31, 1994 and 1993, respectively.
Interest income is not accrued or recognized on the remaining discounted finance receivables which totaled $10,183,000 and $6,283,000 at December 31, 1994 and 1993, respectively.

     In May 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting By Creditors for Impairment of a Loan." This Statement addresses the accounting by creditors for impairment of certain loans. It requires that values for impaired loans generally be measured based on the present value of expected future cash flows discounted at the loan's effective rate unless the loans are fully collateralized. This Statement is effective for fiscal years beginning after December 15, 1994. Management believes that the adoption of this pronouncement will not significantly impact the Company's financial position or results of operations.

NOTE 3. ALLOWANCE FOR CREDIT LOSSES

     Activity in the allowance for credit losses for the years ended December 31 is as follows:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                      1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
Allowance for credit losses on finance receivables:
  Balance at beginning of year                                                     $14,057,000    $10,527,000   $ 8,047,000
  Provision for credit losses                                                        9,658,000     12,794,000     8,671,000
  Actual writeoffs, net                                                             (6,455,000)    (9,264,000)   (6,191,000)
- ------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                                           $17,260,000    $14,057,000   $10,527,000
====================================================================================================================================

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

NOTE 4. SENIOR NOTES PAYABLE AND COMMERCIAL PAPER

     Commercial paper, other short-term borrowings and senior notes payable consist of the following at December 31:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   1994           1993
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial paper                                                                               $214,897,000    $148,283,000
Other short-term borrowings                                                                      10,000,000               -
Senior notes payable:
  Notes with interest at 9.25% payable semiannually, principal payable in annual installments of $8,000,000 commencing March 1995 through March 1998,
    with the balance due in March 1999                                                           40,000,000      40,000,000
  Notes with interest at 9.8% payable semiannually, principal payable in annual installments of $5,850,000 through December 1998, with balance due in
    December 1999                                                                                29,300,000      35,150,000
  Notes with interest ranging from 5.54% to 10.35% payable semiannually with
    principal maturities ranging from January 1995 to November 2000                             158,000,000     148,000,000
  Notes with floating interest payable quarterly with principal maturities
    ranging from June 1995 to September 1996                                                     41,196,000       3,587,000
  Notes with floating interest paid in 1994                                                               -      10,000,000
  Notes with interest at 13.125% payable semiannually, principal payable in
    semiannual installments of $167,000 through November 1995                                       333,000         667,000
- ------------------------------------------------------------------------------------------------------------------------------------
    Total senior notes payable                                                                  268,829,000     237,404,000
- ------------------------------------------------------------------------------------------------------------------------------------
      Total senior notes payable, other short-term borrowings and commercial paper             $493,726,000    $385,687,000
====================================================================================================================================

     Foothill Capital has committed revolving credit facilities with banks totaling $345,000,000 ($235,000,000 in 1993) which are used primarily to support commercial paper outstanding. Interest rates under these facilities are based on the prime lending rate or, at Foothill Capital's option, at a certain spread over the London Interbank Offered Rate ("LIBOR"). The credit facilities consist of a $230,000,000 multi-year revolving credit facility expiring on June 30, 1997 and a $115,000,000 revolving credit facility expiring on June 29, 1995. The $115,000,000 revolving credit facility allows Foothill Capital to convert outstanding borrowings into a one-year term loan prior to maturity. Foothill Capital also has two uncommitted lines of credit with banks totaling $30,000,000 which are used for overnight borrowings. The interest rates under these lines are based on the daily Federal Funds rate.

     Except for a floating rate note of $1,196,000 with a final maturity of June 1995, all notes above are obligations of Foothill Capital. Most loan agreements relating to the notes and the subordinated notes discussed in Note 5 have covenants which must be met. At December 31, 1994 and during the year then ended, Foothill Capital was in compliance with such covenants. Under the more restrictive provisions of the agreements, Foothill Capital must maintain minimum net worth levels, payments to Foothill, including dividends, are limited and certain defined senior and subordinated debt ratios must be met. At December 31, 1994, the Company's investment in Foothill Capital amounted to $132,309,000 of which $105,597,000 was restricted by certain loan agreements. Dividends to Foothill are currently limited to 50% of net income and as of December 31, 1994, Foothill Capital could pay $26,712,000 in dividends to Foothill.

     Foothill Capital has investment grade ratings on its commercial paper and senior debt. During 1994, Foothill Capital issued commercial paper with maturities generally ranging from 15 to 266 days. At December 31, 1994, interest rates on commercial paper ranged from 5.20% to 6.90%.

     In order to better match rate sensitive assets and liabilities, Foothill Capital executes interest rate swaps to effectively convert the fixed rates on senior and subordinated notes to floating rates. Under these swap agreements, Foothill Capital is required to pay interest semiannually at variable rates calculated at the average monthly Federal Reserve commercial paper composite rate or the one, three and six month LIBOR rates on aggregate principal balances. In return, Foothill Capital receives interest payments semi-annually on the same principal balances at fixed rates. The differential to be paid or received on all swap agreements is accrued as interest rates change. At December 31, 1994, 1993 and 1992, the weighted average interest rates at Foothill Capital on fixed rate long-term debt, including the effect of interest rate swaps were 6.21%, 5.91% and 7.04%, respectively. Foothill Capital's credit risk with respect to these swaps is the risk of nonperformance by the counterparties to the agreements. Foothill Capital does not anticipate nonperformance because such counterparties to these agreements are major banks. As of December 31, 1994, Foothill Capital had swap agreements with notional amounts totaling $285,000,000.

     At December 31, 1994, the annual installments due in the next five years on notes payable, excluding notes payable under lines of credit and other short-term borrowings, are approximately as follows:

- -----------------------------------------------------------------------------------------------------------------------------
1995                                                                                                            $71,379,000
1996                                                                                                             45,850,000
1997                                                                                                             66,850,000
1998                                                                                                             38,850,000
1999                                                                                                             30,900,000
Thereafter                                                                                                       15,000,000
=============================================================================================================================


NOTE 5. SUBORDINATED NOTES AND DEBENTURES

     Subordinated notes and debentures, which are subordinated to all other indebtedness of the Company, consist of the following at December 31:

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                      1994          1993
- -----------------------------------------------------------------------------------------------------------------------------
Senior subordinated:
  Notes with interest at 7.46% payable semiannually, principal payable in annual installments of $4,167,000 commencing November 1998 through November
    2002 with the balance due in November 2003                                                    $25,000,000   $25,000,000
  Notes with interest at 8.93% payable semiannually, principal payable in annual installments of $1,143,000 commencing December 1996 through December
    2001 with the balance due in December 2002                                                      8,000,000     8,000,000
  Notes with interest at 11.26% payable semiannually, principal payable in annual
    installments of $700,000 through April 1999 with the balance due in April 2000                  4,300,000     5,000,000
  Notes with interest at 10.6% payable semiannually, principal payable in annual
    installments of $575,000 through December 1998 with the balance due in December 1999            2,850,000     3,425,000
  Notes with interest at 13.625% payable semiannually, principal payable in
    semiannual installments of $250,000 through November 1995                                         500,000     1,000,000
Junior subordinated:
  Notes with interest at 12.26% payable semiannually, principal payable in annual
    installments of $700,000 through April 1999 with the balance due in April 2000                  4,300,000     5,000,000
  Notes with interest at 11.82% payable quarterly, principal payable in annual
    installments of $700,000 through December 1998 with the balance due in December 1999            3,600,000     4,300,000
  Notes with interest at 9.93% payable semiannually, principal payable in annual installments of $286,000 commencing December 1996 through December
    2001 with the balance due in December 2002                                                      2,000,000     2,000,000
- -----------------------------------------------------------------------------------------------------------------------------
    Total subordinated notes payable                                                              $50,550,000   $53,725,000
=============================================================================================================================

                                       34

     The subordinated notes in the above table are obligations of Foothill Capital and have the same restrictions as set forth in Note 4.

     At December 31, 1994, the annual installments due on subordinated notes and debentures in the next five years are as follows:

- ------------------------------------------------------------------------------------------------------------------------------------
1995                                                                                                            $ 3,175,000
1996                                                                                                              4,104,000
1997                                                                                                              4,104,000
1998                                                                                                              8,271,000
1999                                                                                                              8,346,000
Thereafter                                                                                                       22,550,000
====================================================================================================================================


NOTE 6. STOCKHOLDERS' EQUITY

Common and Preferred Stock

     At December 31, 1994, 22,000,000 shares of Class A common stock were authorized of which 16,420,410 shares were issued and outstanding. At December 31, 1994, 960,600 shares were reserved for issuance for employee stock option and stock purchase plans, and 666,666 shares were reserved for issuance upon conversion of the Company's convertible preferred stock.

     In May 1992, the Company sold 3,450,000 shares of its Class A common stock through a public offering. Net proceeds to the Company totaled approximately $26,677,000 and were used to eliminate Foothill's senior debt obligations of $18,604,000 and for general corporate purposes.

     During July and September 1992, holders of $13,473,000 of the Company's 9.5% convert ible subordinated debentures converted their debentures into a total of 1,886,906 shares of the Company's Class A Common Stock. Each debenture was converted into 140.056 shares of Common Stock using the adjusted conversion price of $7.14 per share.

     At December 31, 1994, there were 1,000,000 shares of preferred stock, $1 par value, authorized for issuance of which 100,000 shares are issued and outstanding. The outstanding shares of preferred stock are convertible at the holders' option into an aggregate of 666,666 shares of Class A common stock using the current conversion price of $4.50 per share. This conversion price is subject to certain antidilution adjustments. The holders of preferred stock are entitled to receive cumulative quarterly dividends which commenced April 1, 1992, payable in cash or common stock (based on fair market value) at the annual rate of $2.70 per share. The holders of the preferred stock are entitled to elect, as a class, one member of the Company's Board of Directors. On other matters, the holders of the preferred stock are entitled to vote with common stockholders on an as converted basis. In the event of any liquidation or winding up of the Company, holders of the preferred stock are entitled to receive an amount equal to $30.00 per preferred share before any payments or distributions are made to common stockholders of the Company.

Employee Stock Option and Stock Purchase Plans

     At December 31, 1994, no shares of the Company's Class A common stock were available for future grants under the Company's 1978 non-qualified and incentive stock option plan, as amended. Options previously issued to employees are generally exercisable at a price that is not less than 95% of fair market value at date of grant, are exercisable in varying increments during each year of employment and expire up to ten years from date of grant.

     In 1990, the Board of Directors of the Company adopted, and stockholders approved, the 1990 Foothill Performance and Equity Incentive Plan. This plan is an "omnibus" plan and is used to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain and reward key employees. The plan offers stock and cash incentive awards as well as stock options (which may be discounted below fair market value at the date of grant). There were 206,000 and 205,500 options granted under this plan during 1994 and 1993, respectively. At January 1, 1995, there were 183,473 shares of the Company's Class A common stock available for future grant under this plan.

     The following is a summary of changes in employee stock options during the years ended December 31, 1994, 1993 and 1992:

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                    1978 Non-Qualified and
                                                                          1990 Plan                    Incentive Options
                                                                 --------------------------       -----------------------------
                                                                  Shares       Price Range          Shares       Price Range
- -------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1991                                  196,900     $3.19-$ 3.94        1,213,612      $3.73-$5.21
  Granted                                                           5,000             5.00                -                -
  Exercised                                                      (191,900)            3.19         (376,641)       3.74-5.21
  Cancelled                                                             -                -          (31,417)       5.09-5.14
- -------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1992                                   10,000       3.94- 5.00          805,554        3.73-5.21
  Granted                                                         205,500             9.38                -               -
  Exercised                                                        (5,000)      3.94- 5.00         (310,891)       4.44-5.14
  Cancelled                                                             -                -           (2,979)       5.02-5.09
- -------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1993                                  210,500       3.94- 9.38          491,684        4.44-5.14
  Granted                                                         206,000            13.875               -                -
  Exercised                                                       (14,549)            9.38         (143,577)       4.44-5.14
  Cancelled                                                        (5,667)     9.38- 13.875          (2,193)       4.44-5.14
- -------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994                                  396,284     $3.94-$13.875         345,914      $5.02-$5.14
- -------------------------------------------------------------------------------------------------------------------------------
Options exercisable at December 31, 1994                          195,507     $3.94-$13.875         340,775      $5.02-$5.14
===============================================================================================================================


     Under the 1979 Employee Stock Purchase Plan, employees may purchase shares of the Company's Class A common stock at the lower of fair market value at the beginning of the Plan year or 90% of fair market value at the end of the Plan year. Employees' purchases may not exceed the lesser of $25,000 or 15% of their annual base compensation. Shares of common stock purchased under the Plan are not issuable until the end of the year. During 1994, 1993 and 1992, employees purchased 16,578, 19,460 and 33,251 shares, respectively, and at December 31, 1994, 30,711 shares were available for future purchases. On January 14, 1992, the Board of Directors adopted an amendment, approved by stockholders at the Company's 1992 annual meeting, to increase the number of shares of common stock covered by the 1979 plan by 100,000 to a total of 250,000.


NOTE 7. INCOME TAXES

     The 1994, 1993 and 1992 provision for income taxes was 43%, 42% and 41%, respectively, which is equal to the combined state and federal statutory rates, with no other rate differences.

     The provision (credit) for income taxes consists of the following for the years ended December 31:

- --------------------------------------------------------------------------------------------------------------------------------
                                                                                      1994           1993           1992
- --------------------------------------------------------------------------------------------------------------------------------
Federal:
  Current                                                                          $19,647,000    $12,174,000   $ 7,606,000
  Deferred                                                                          (2,746,000)    (1,045,000)   (1,268,000)
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                    16,901,000     11,129,000     6,338,000
- --------------------------------------------------------------------------------------------------------------------------------
State:
  Current                                                                            7,245,000      4,233,000     2,269,000
  Deferred                                                                            (703,000)      (284,000)       14,000
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                     6,542,000      3,949,000     2,283,000
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                   $23,443,000    $15,078,000   $ 8,621,000
================================================================================================================================

     Significant temporary differences that give rise to deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

- --------------------------------------------------------------------------------------------------------------------------------
                                                                        1994                               1993
                                                              -------------------------          -------------------------------
                                                               Asset          Liability           Asset           Liability
- --------------------------------------------------------------------------------------------------------------------------------
Allowance for credit losses                                 $ 7,153,000              $ -       $ 6,178,000              $ -
Investment valuation adjustments                              2,550,000                -         2,176,000                -
Organization cost amortization                                1,974,000                            975,000
State taxes                                                     924,000                -           873,000                -
Deferred compensation                                           976,000                -           847,000                -
Effect of debt exchange transactions                                  -          806,000                 -          773,000
Other, net                                                            -        2,308,000                 -        1,267,000
- --------------------------------------------------------------------------------------------------------------------------------
                                                            $13,577,000       $3,114,000       $11,049,000       $2,040,000
================================================================================================================================

NOTE 8. COMMITMENTS

Lease Commitments

     The following is a schedule by year of future minimum rental payments required under operating leases for the Company's office facilities that have initial and remaining noncancelable terms in excess of one year as of December 31, 1994. The major lease contains one five-year renewal option and requires the Company to pay a share of the facilities common operating expenses.

- ------------------------------------------------------------------------------------------------------------------------------------
1995                                                                                                             $1,096,000
1996                                                                                                              1,212,000
1997                                                                                                              1,212,000
1998                                                                                                              1,212,000
1999                                                                                                              1,212,000
Thereafter                                                                                                          606,000
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 $6,550,000
====================================================================================================================================

     The total rental expense for all operating leases, except those with remaining terms of a month or less that were not renewed, for the years ended December 31, 1994, 1993 and 1992 was approximately $1,104,000, $1,072,000 and
$942,000, respectively.

Unfunded Commitments

     In the normal course of business, the Company continually extends unfunded commitments associated primarily with its accounts receivable lending activities at Foothill Capital. These unfunded commitments vary on a daily basis and are based on the eligibility for advances of the borrowers' receivables. As of December 31, 1994, the Company had unfunded commitments of $240,104,000.

     In addition, the Company had approved new loan commitments totaling $19,250,000 at December 31, 1994. However, funded amounts for these commitments are expected to be less because actual advances will be based on the borrowers' eligible collateral at the time of funding.


NOTE 9. RETIREMENT SAVINGS AND SUPPLEMENTAL BENEFIT PLANS

     The Company sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. This plan covers substantially all employees. Employees may contribute up to 15% of their salary (to a maximum of $9,240 for calendar
1994) and the Company matches employee contributions for 100% of the first 6% of compensation contributed by each participant. Amounts charged to expense for these matching contributions were $467,000, $368,000 and $326,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

     In 1991, the Company established an unfunded supplemental benefit plan for certain directors and officers that provides for payment to participants upon retirement from the Company's service. The charges to expense for this unfunded plan, using an actuarial determination of the present values of the estimated future payments were $563,000, $526,000 and $309,000 for the years ended December 31, 1994, 1993 and 1992, respectively.


NOTE 10. CONTINGENCIES

Letters of Credit and Guarantees

     Foothill Capital has two committed letter of credit issuance facilities totaling $95,000,000 under which it guarantees letters of credit issued for the benefit of its borrowers. These facilities have committed terms of one year. As of December 31, 1994, the Company had issued guarantees and letters of credit to its borrowers totaling $65,332,000, net of participants' commitments totaling $41,214,000. Letters of credit are an integral part of the Company's business and contingent liabilities under these letters of credit are collateral ized by pledges of borrowers' eligible accounts receivable.

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


NOTE 11. EXTRAORDINARY ITEMS

     The extraordinary item in 1993 was due to the prepayment of approximately $29,000,000 of senior and subordinated debt at Foothill Capital resulting in prepayment fees along with the elimination of unamortized deferred costs on this prepaid debt. The extraordinary item in 1993 is presented net of provision for income taxes of $406,000. The extraordinary items in 1992 were due to the retirement of $9,229,000 face value of the Company's 14% senior notes, $5,648,000 face value of the Company's 12.5% debentures and $9,375,000 face value of the Company's variable rate senior term notes. These nonrecurring extraordinary charges resulted from the elimination of unamortized deferred costs on the aforementioned debt obligations which were retired in advance of their scheduled maturities. The extraordinary items in 1992 are presented net of provision for income taxes of $383,000.


NOTE 12. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimates are required under Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." These estimates may not represent values which would be received should these financial instruments be sold, liquidated or otherwise terminated.

   The estimated fair values for the Company's financial assets and related off-balance sheet financial instruments at December 31, 1994 and 1993 are summarized below:

- -----------------------------------------------------------------------------------------------------------------------------
                                                                            1994                            1993
                                                               ----------------------------      ---------------------------
                                                                 CARRYING        ESTIMATED        Carrying        Estimated
                                                                  AMOUNT        FAIR VALUE         Amount        Fair Value
- -----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                      $ 33,584,000    $ 33,584,000      $ 50,907,000  $ 50,907,000
Revolving loans:
  Originated loans                                             $476,975,000    $484,355,000      $315,990,000  $321,722,000
  Purchased:
    Discounted receivables                                        4,088,000       5,348,000        10,383,000    11,141,000
- -----------------------------------------------------------------------------------------------------------------------------
    Total revolving loans                                       481,063,000     489,703,000       326,373,000   332,863,000
- -----------------------------------------------------------------------------------------------------------------------------
Term loans:
  Originated loans:
    Revolving related                                            67,925,000      69,321,000        52,555,000    52,863,000
    Stand alone                                                  79,068,000      82,869,000       100,804,000   110,371,000
  Purchased:
    Non-public debt instruments                                           -               -         4,587,000     4,592,000
    Discounted receivables                                       31,300,000      31,712,000        30,199,000    34,751,000
    Public debt instruments                                               -               -                 -             -
- -----------------------------------------------------------------------------------------------------------------------------
    Total term loans                                            178,293,000     183,902,000       188,145,000   202,577,000
- -----------------------------------------------------------------------------------------------------------------------------
      Total finance receivables                                $659,356,000    $673,605,000      $514,518,000  $535,440,000
=============================================================================================================================
Equity securities - available for sale                         $ 38,301,000    $ 39,321,000      $ 32,842,000  $ 35,095,000
=============================================================================================================================
Commitments to extend credit
  (Committed amount: $259,354,000 at 12/31/94;
    $110,386,000 at 12/31/93)                                                   $ 1,475,000                      $  916,000
Guarantees and letters of credit
  (Contract amount: $65,332,000 at 12/31/94;
    $36,486,000 at 12/31/93)                                                    $ 1,116,000                      $  591,000
=============================================================================================================================


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

Purchased loans:

     Purchased loans above have an estimated market value of $37,060,000, which is $1,672,000 more than carrying value at December 31, 1994. At December 31, 1993, these loans had an estimated market value of $50,484,000, which was $5,315,000 more than carrying value. Management has classified purchased loans as "available for sale," and has thus included the unrealized gains and losses from this portfolio, net of tax, as a separate component of stockholders' equity as specified in FASB Statement No. 115. Market values are based on available market information which may be limited as certain loans are rarely or infrequently traded on the open market. Management estimates market values based on discussions with brokers, investment bankers or market makers, as well as on prices of recent trades of identical or similar debt instruments. Such estimates may not necessarily represent actual trades. Market values may not be indicative of collateral values supporting such loans.

Equity, debt and partnership investments:

     Current market values of both equity securities and marketable debt securities are estimated by the Company's management based primarily on public market quotations for the majority of the securities. Partnership investments of $2,449,000 and $1,892,000 at December 31, 1994 and 1993, respectively, are accounted for on an equity basis and, therefore, fair value and carrying value are identical.

Commitments to extend credit:

     The fair value of commitments to extend credit is calculated by combining commitment fees collected but unearned as of December 31, 1994 with an estimate of unused line fees to be earned during 1995. The actual level of unused line fees earned during 1995 will vary based on actual line usage as well as growth of the finance receivable portfolio.

Guarantees and letters of credit:

     Fair value is the estimated net amount of letters of credit and guarantee fees to be earned during 1995, assuming historical experience continues as to letters of credit drawings, replacements, and fee levels. The actual level of guarantee and letters of credit income will vary based on actual drawings and replacements as well as the growth of the finance receivable portfolio.

     The estimated fair values for the Company's financial liabilities and related interest rate swap agreements at December 31, 1994 and 1993 are summarized below:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                            1994                            1993
                                                               ----------------------------       -------------------------
                                                                 CARRYING        ESTIMATED        Carrying        Estimated
                                                                  AMOUNT        FAIR VALUE         Amount        Fair Value
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial paper                                               $214,897,000    $214,897,000      $148,283,000  $148,283,000
Other short-term borrowings                                      10,000,000      10,000,000                 -             -
Long-term senior notes payable                                  268,829,000     261,972,000       237,404,000   245,158,000
Long-term subordinated notes and debentures                      50,550,000      48,119,000        53,725,000    54,413,000
Interest rate swap agreements
  (Notional amount: $285,000,000 at 12/31/94;
    $285,000,000 at 12/31/93)                                             -      (9,941,000)                -     8,759,000
====================================================================================================================================

Estimated fair values are calculated as follows:

Commercial paper and other short-term borrowings:

     Fair value and carrying value are identical due to the short maturity and repricing of these instruments.

Senior notes payable and subordinated notes and debentures:

     Fair value is calculated by discounting scheduled cash flows through contractual maturity using estimated market discount rates.

Interest rate swap agreements:

     Fair value is obtained from dealer quotes. These values represent the estimated amount the Company would receive (pay) to terminate the agreements, taking into account current interest rates and, when appropriate, the creditworthiness of the counterparties. The Company does not intend to terminate these agreements as they are used to effectively convert the fixed rates on long-term debt to floating rates and match interest sensitive assets and liabilities.

NOTE 13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Unaudited quarterly financial data for 1994 is as follows:

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                     Three months ended
                                                                --------------------------------------------------------------
                                                                  March 31        June 30      September 30      December 31
- ------------------------------------------------------------------------------------------------------------------------------
1994:
Interest and fees earned                                        $17,857,000     $19,177,000     $22,149,000     $27,905,000
Interest expense                                                  5,177,000       5,973,000       7,649,000       9,720,000
- ------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                             12,680,000      13,204,000      14,500,000      18,185,000
Asset management fees                                             1,539,000       1,316,000       1,302,000       1,303,000
Gain from asset sales and managed partnerships                   14,861,000       5,650,000       2,284,000       2,104,000
Provision for credit losses                                       2,415,000       2,513,000       3,061,000       1,669,000
General and administrative expenses                               6,591,000       6,072,000       4,992,000       7,096,000
- ------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                              20,074,000      11,585,000      10,033,000      12,827,000
Provision for income taxes                                        8,633,000       4,981,000       4,314,000       5,515,000
- ------------------------------------------------------------------------------------------------------------------------------
Net income                                                      $11,441,000     $ 6,604,000      $5,719,000     $ 7,312,000
==============================================================================================================================
Primary earnings per share                                          $  0.67         $  0.39         $  0.34         $  0.43
==============================================================================================================================
Fully diluted earnings per share                                    $  0.65         $  0.37         $  0.33         $  0.42
==============================================================================================================================

  Unaudited quarterly financial data for 1993 is as follows:

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                     Three months ended
                                                               ---------------------------------------------------------------
                                                                  March 31        June 30      September 30      December 31
- ------------------------------------------------------------------------------------------------------------------------------
1993:
Interest and fees earned                                        $14,789,000     $15,617,000     $16,805,000     $17,914,000
Interest expense                                                  4,940,000       5,073,000       5,455,000       5,596,000
- ------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                              9,849,000      10,544,000      11,350,000      12,318,000
Asset management fees                                             1,704,000       1,523,000       1,479,000       1,319,000
Gain from asset sales and managed partnerhsips                    1,323,000       7,650,000       5,063,000       4,224,000
Provision for credit losses                                       3,403,000       2,759,000       3,582,000       3,050,000
General and administrative expenses                               4,277,000       5,377,000       4,385,000       5,612,000
- ------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before taxes                    5,196,000      11,581,000       9,925,000       9,199,000
Provision for income taxes - continuing operations                2,187,000       4,870,000       4,151,000       3,870,000
- ------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                 3,009,000       6,711,000       5,774,000       5,329,000
Income (loss) from discontinued operations                          410,000        (629,000)       (124,000)     (1,236,000)
- ------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary items                                 3,419,000       6,082,000       5,650,000       4,093,000
Extraordinary items (1)                                                   -               -               -        (561,000)
- ------------------------------------------------------------------------------------------------------------------------------
Net income                                                      $ 3,419,000     $ 6,082,000     $ 5,650,000     $ 3,532,000
==============================================================================================================================
Primary earnings per share:
  Income from continuing operations                                 $  0.18         $  0.41         $  0.33         $  0.31
  Income (loss) from discontinued operations                           0.02           (0.04)           -              (0.07)
  Extraordinary items (1)                                              -               -               -              (0.03)
- ------------------------------------------------------------------------------------------------------------------------------
  Earnings per common and common equivalent share                   $  0.20         $  0.37         $  0.33         $  0.21
- ------------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings per share:
  Income from continuing operations                                 $  0.18         $  0.39         $  0.33         $  0.30
  Income (loss) from discontinued operations                           0.03           (0.04)          (0.01)          (0.07)
  Extraordinary items (1)                                                 -               -               -           (0.03)
- ------------------------------------------------------------------------------------------------------------------------------
  Earnings per common share assuming full dilution                  $  0.21         $  0.35         $  0.32         $  0.20
==============================================================================================================================

(1) See Note 11 "Extraordinary Items."

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Foothill Group, Inc.

We have audited the accompanying consolidated balance sheets of The Foothill Group, Inc. as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Foothill Group, Inc. at December 31, 1994 and 1993 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes to the Financial Statements, in 1993 the Company changed its method of accounting for income taxes and certain debt and equity securities.


                                                           /s/ ERNST & YOUNG LLP
                                                           ---------------------

Los Angeles, California
January 26, 1995

STOCK INFORMATION

     The Common Stock of The Foothill Group, Inc. is listed on the New York Stock Exchange. The NYSE symbol is FGI.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Quarterly Stock Prices
                                                                                                       ----------------------
                                                                                                         High           Low
- ------------------------------------------------------------------------------------------------------------------------------------
Calendar Quarters 1994:
  First Quarter                                                                                         $17-7/8       $12-3/4
  Second Quarter                                                                                         14-5/8        11-3/4
  Third Quarter                                                                                          15-7/8        11-3/4
  Fourth Quarter                                                                                         15-3/4        14-3/8
- ------------------------------------------------------------------------------------------------------------------------------------
Calendar Quarters 1993:
  First Quarter                                                                                         $ 9-7/8       $ 7-1/2
  Second Quarter                                                                                         11-3/8         8-7/8
  Third Quarter                                                                                          13-3/8        10-5/8
  Fourth Quarter                                                                                         17-1/2        12-1/8
====================================================================================================================================

     During the year ended December 31, 1994, the Board of Directors declared quarterly cash dividends on its Class A Common Stock of $.05 per common share with record dates of March 20, June 20 and $.06 per common share with record dates of September 20 and December 20.

     During the year ended December 31, 1993, the Board of Directors declared quarterly cash dividends on its Class A Common Stock of $.03 per common share with record dates of March 20, July 20 and October 20. On December 17, 1993, the Board of Directors declared a quarterly cash dividend on its Class A Common Stock of $.05 per common share with a record date of December 28, 1993. No dividends on common shares were paid or declared during 1992.

REGISTRAR AND TRANSFER AGENT

     Harris Trust Company of California, 601 South Figueroa Street, Suite 4900, Los Angeles, California 90017, (213) 239-0672.

STOCKHOLDERS OF RECORD

     As of February 21, 1995, there were 725 Foothill Class A Common stockholders of record.